UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Energy, Inc.

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Dominion Energy®

Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 9, 2018
TIME:	9:30 a.m., Eastern Time
PLACE:	Greater Richmond Convention Center 403 North 3rd Street Richmond, Virginia 23219

ITEMS OF BUSINESS: Matters to be voted on at the 2018 Annual Meeting of Shareholders (2018 Annual Meeting) are as follows:

•	Election of the 12 director nominees named in this Proxy Statement;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2018;

•	Advisory vote on approval of executive compensation (Say on Pay);

•	Two shareholder proposals, if properly presented; and

•	Consideration of other business properly presented at the meeting.

RECORD DATE: You can attend the meeting and vote if you were a shareholder of record at the close of business on March 2, 2018.

PROXY VOTING: Each share of Dominion Energy, Inc. (Dominion Energy) common stock is entitled to one vote on each matter properly brought before the meeting. Please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

If you plan to attend the meeting, please see How do I attend the 2018 Annual Meeting in person? on page 62 for admission requirements.

This Proxy Statement, our 2017 Summary Annual Report and Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, will be made available to shareholders electronically on or around March 23, 2018, or mailed on or around the same date to those shareholders who have previously requested printed materials.

Dated: March 23, 2018

By Order of the Board of Directors,

Carter M. Reid

Executive Vice President, Chief Administrative &

Compliance Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2018 Annual Meeting of Shareholders to be held on May 9, 2018

Dominion Energy’s Notice of Annual Meeting, 2018 Proxy Statement, 2017 Summary Annual Report and

2017 Annual Report on Form 10-K are available on our website at www.dominionenergy.com/proxy.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this 2018 Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire 2018 Proxy Statement carefully before voting. Questions and Answers About the 2018 Annual Meeting and Voting can be found beginning on page 60.

2018 Annual Meeting Information

DATE AND TIME:	May 9, 2018, 9:30 a.m., Eastern Time

PLACE:	Greater Richmond Convention Center 403 North 3rd Street Richmond, Virginia 23219

RECORD DATE:	March 2, 2018

VOTING:	Shareholders as of the record date are entitled to vote. Each share of Dominion Energy common stock is entitled to one vote on each matter properly brought before the 2018 Annual Meeting to be held on May 9, 2018.

ADMISSION:	You must request an Admission Ticket in advance to attend the 2018 Annual Meeting by either emailing us at shareholderrelations@dominionenergy.com or contacting Dominion Energy Shareholder Services at (800) 552-4034. Refer to How do I attend the 2018 Annual Meeting in person? on page 62 for admission requirements. Admission Tickets are nontransferable.

Shareholder Voting Matters

Voting Matter	Board Vote Recommendation	Page Reference
Item 1 – Election of Directors	FOR each director nominee	6
Item 2 – Ratification of Appointment of Independent Auditor	FOR	25
Item 3 – Advisory Vote on Approval of Executive Compensation (Say on Pay)	FOR	55
Item 4 – Shareholder Proposal Regarding a Report on Methane Emissions from Natural Gas Storage Assets	AGAINST	56
Item 5 – Shareholder Proposal Regarding the Right of Shareholders to Act by Written Consent	AGAINST	58

For registered holders and employee savings plan participants: (Shares are registered in your name with Dominion Energy’s transfer agent or held in one of Dominion Energy’s employee savings plans)	For beneficial owners: (Shares are held in a stock brokerage account or by a bank or other holder of record)

Electronically via the Internet* www.cesvote.com	Electronically via the Internet* www.proxyvote.com

By telephone within the U.S.* (888) 693-8683	Refer to voting instruction form

By mail using the proxy card/voting instruction form	Refer to voting instruction form

*You will need your control number that appears on the Notice or proxy card/voting instructions.

Dominion Energy	2018 Proxy Statement 1

Business Performance Highlights

•	In 2017, Dominion Energy continued to deliver long-term, sustainable growth and strong shareholder returns, which are reflected in our 10-year total shareholder return (TSR) substantial outperformance over that of our Compensation Peer Group, the Philadelphia Stock Exchange Utility Index and the S&P 500.

•	We continued making the long-term investments necessary to meet our customers’ future energy needs, including building new, cleaner generation sources; strengthening and modernizing the electric grid; and replacing aging electric and natural gas infrastructure.

•	We made significant progress on three large and environmentally beneficial growth projects:

•	Construction of the $1.3 billion, 1,588 megawatt gas-fired Greensville County Power Station is proceeding on-time and on-budget.

•	The $4.1 billion Cove Point Liquefaction Project reached the final commissioning stage and is expected to begin liquefying natural gas for export in March 2018.

•	The $6.0-6.5 billion Atlantic Coast Pipeline cleared all major regulatory hurdles with the receipt of the Federal Energy Regulatory Commission (FERC) Certificate of Public Convenience and Necessity in October 2017.

•	We set multiple safety records, including a record low Occupational Safety and Health Administration (OSHA) recordable incidence rate of 0.60 and a record low lost time/restricted duty incidence rate of 0.29.

•	We grew our dividend for the fourteenth consecutive year with an increase of 8.4% in 2017. We also announced in September 2017 that we anticipate increasing the dividend 10% per year through 2020, subject to quarterly declaration and determination by the Board.

(1) For Dominion Energy and the Compensation Peer Group, TSR represents the change in value (including reinvested dividends) of an investment in common stock over the specified period. The members of our Compensation Peer Group are identified on page 39 of the Compensation Discussion and Analysis (CD&A). The TSR shown for the Compensation Peer Group is the median TSR for all members of the group. TSR results for the Philadelphia Stock Exchange Utility Index and the S&P 500 are as reported by Bloomberg.

2	Dominion Energy	2018 Proxy Statement

Our Director Nominees

You are being asked to vote on the election of the following 12 director nominees. Detailed information about each director’s background, key experience and qualifications can be found beginning on page 6.

Nominee	Age	Director Since	Principal Occupation	Independent	Committees
William P. Barr	67	2009	Of Counsel, Kirkland & Ellis LLP and Former Attorney General of the United States	Yes	CGN (Chair)
Helen E. Dragas	56	2010	President and CEO of The Dragas Companies	Yes	Audit; CGN
James O. Ellis, Jr.	70	2013	Former President and CEO of the Institute of Nuclear Power Operations	Yes	Audit; FROC
Thomas F. Farrell, II	63	2005	Chairman, President and CEO of Dominion Energy	No
John W. Harris Lead Director	70	1999	Chairman and CEO of Lincoln Harris LLC	Yes	CGN
Ronald W. Jibson	64	2016	Retired Chairman, President and CEO of Questar Corporation	Yes	FROC
Mark J. Kington	58	2005	Managing Director of Kington Management, LLC	Yes	CGN; FROC (Chair)
Joseph M. Rigby	61	2017	Retired Chairman, President and CEO of Pepco Holdings, Inc.	Yes	Audit
Pamela J. Royal, M.D.	55	2013	President of Royal Dermatology and Aesthetic Skin Care, Inc.	Yes	Audit; FROC
Robert H. Spilman, Jr.	61	2009	President and CEO of Bassett Furniture Industries, Incorporated	Yes	Audit (Chair); CGN
Susan N. Story	58	2017	President and CEO of American Water Works Company, Inc.	Yes	FROC
Michael E. Szymanczyk	69	2012	Former Chairman and CEO of Altria Group, Inc.	Yes	Audit; FROC

CGN = Compensation, Governance and Nominating; FROC = Finance and Risk Oversight

Dominion Energy	2018 Proxy Statement 3

Corporate Governance Highlights

Strong corporate governance practices help us achieve our performance goals while maintaining the trust and confidence of our shareholders, employees, customers and other stakeholders. Our corporate governance practices are described in more detail beginning on page 13 and in our Corporate Governance Guidelines, which can be found at www.dominionenergy.com/investors/governance/governance-guidelines.

Director Independence	• 11 of our 12 director nominees are independent. • Our Chief Executive Officer (CEO) is the only management director. • All of our Board committees are composed exclusively of independent directors.
Board Leadership	• We have an independent Lead Director with prescribed duties. • The Lead Director serves as a liaison on Board-wide issues between the Chairman of the Board and the independent directors.
Executive Sessions	• The independent directors regularly meet in executive sessions without management present, at which the Lead Director presides.
Board Oversight of Strategy and Risk

• The Board is actively engaged in the company’s strategic planning, through an integrated risk-informed approach that supports the long-term growth of the company, including oversight of the company’s long-term financial plan and sustainability, innovation and workforce development initiatives.

• The Board’s involvement with strategy is ongoing throughout the year and includes semi-annual multi-day strategic retreats as well as oversight of the risks that could challenge the successful execution of our strategy.

• The Finance and Risk Oversight Committee meets regularly with members of management to review and discuss implementation of risk assessment and risk-management policies and procedures.

Share Ownership Requirements

•  Within four years of their election to the Board, our non-employee directors are expected to hold the lesser of 12,000 shares of Dominion Energy common stock or an amount of shares equal in value to five times the annual cash and stock retainer combined.

•  Our CEO is expected to hold the lesser of 145,000 shares or shares with a value of eight times his salary.

•  Executive vice presidents are expected to hold the lesser of 35,000 shares or shares with a value of five times their salary.

•  We do not allow our executives or directors to pledge shares as collateral or hedge the economic risk of owning shares.

Board Practices

•  The Board and its committees conduct annual self-assessments.

•  We have no poison pill.

•  Shareholders holding at least 25% of our outstanding shares may call a special meeting.

•  Our Bylaws provide our shareholders with a proxy access right.

•  All directors stand for election annually.

•  We have a majority voting standard with a resignation policy.

4	Dominion Energy	2018 Proxy Statement

Compensation Highlights

Over the past five years, CEO pay continues to approximate Dominion Energy’s cumulative TSR trends:

(1) As reported in the Summary Compensation Table

(2) Cumulative TSR represents the change in value (including reinvested dividends) of an investment in common stock over the period beginning December 31, 2012 and ending on the last day of the year specified.

Other 2017 Compensation Highlights

•  CEO pay was consistent with TSR results and excellent operations.

•  2017 Annual Incentive Plan (AIP) funded at 125%.

•  2016 performance grant paid at 94.0% of target based on TSR and return on invested capital over a two-year period.

•  Transitioned long-term performance period from two to three years for performance grants.

•  Continued sound governance and compensation practices, including strong share ownership guidelines, clawback policies, anti-hedging rules and substantial at-risk pay.

Dominion Energy	2018 Proxy Statement 5

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors has nominated 12 directors for election at the 2018 Annual Meeting to hold office until the next annual meeting or until their successors have been duly elected or appointed and qualified. All of the nominees are currently directors and were elected by shareholders at the 2017 Annual Meeting. Each nominee has agreed to be named in this proxy statement and to serve as director for another term, if elected.

All of our directors are elected annually by a majority of votes cast unless there is a contested election, in which case the election is by plurality vote. In an uncontested election, a director who does not receive a majority of votes cast will submit a letter of resignation promptly to the Board. Upon advice from our CGN Committee, the Board will determine, within 90 days following certification of the results, whether or not to accept such resignation.

Our Board selected the 12 nominees based on their diverse mix of skills, experiences and perspectives. They are able to provide quality advice and counsel to Dominion Energy’s management and to effectively oversee the business and long-term interests of shareholders. These nominees bring to the Board a wide array of business and professional skills, as well as industry expertise. They are collegial, thoughtful, responsible and intelligent leaders who are also diverse in terms of age, gender, ethnicity, professional experience and geographic location. Many of the nominees serve or have served on other public company boards, enabling our Board to quickly adopt best practices implemented at other companies and promoting informed and effective governance.

Information about each director nominee is presented below including specific key experience and qualifications that led the CGN Committee and our Board to nominate him or her to serve as director. Since 2012, the Board has added five new directors, bringing industry experience, insights, new perspectives and diversity that complement the attributes, skills and experience of the current Board members at the time of each of those elections.

William P. Barr
Director Since: 2009 Board Committee: CGN (Chair) Other Current Public Board: Time Warner Inc.

Mr. Barr has served as Of Counsel at Kirkland & Ellis LLP (Kirkland) since March 2017 and served as an attorney at Kirkland from January 2009 to July 2009 and as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. He previously served as the 77th Attorney General of the United States from 1991 to 1993 before joining Shaw, Pittman, Potts & Trowbridge (now Pillsbury Winthrop Shaw Pittman LLP) from 1993 to 1994 as a partner, followed by GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc. He previously served as a director of Holcim US and Aggregate Industries Management, Inc. (2008 to 2013), Och-Ziff Capital Management Group (2016 to January 2018) and Selected Funds (1994 to 2016) and as a trustee for Clipper Fund (2014 to 2016). Mr. Barr received Bachelor of Arts and Master of Arts degrees from Columbia University and a Juris Doctor degree from George Washington University.

Key Experience and Qualifications

•    Extensive legal, regulatory and governmental expertise as a former Attorney General of the United States.

•    Leadership, corporate governance and risk management experience acquired through serving as general counsel to large public companies and their boards of directors.

•    Mergers, acquisitions and divestitures experience.

6	Dominion Energy	2018 Proxy Statement

Helen E. Dragas
Director Since: 2010 Board Committees: Audit CGN

Ms. Dragas has been President and Chief Executive Officer of The Dragas Companies, a diversified real estate concern, since 1996. She is the former rector of the University of Virginia Board of Visitors. Ms. Dragas previously served on the State Council for Higher Education in Virginia, the Commonwealth Transportation Board and the Governor’s Economic Development and Jobs Creation Commission. Ms. Dragas has served on the University of Virginia Board of Visitors’ audit committee and has chaired the finance committee. She received both her undergraduate and Master of Business Administration (MBA) degrees from the University of Virginia.

Key Experience and Qualifications

•    More than 20 years of experience as the leader of a development planning and construction firm positions Ms. Dragas to provide a critical perspective as Dominion Energy continues to make significant investments in its infrastructure.

•    Consumer engagement, supply chain, governmental, environmental, public policy and finance experience acquired as Chief Executive Officer of The Dragas Companies and as rector of a nationally recognized university.

•    Leadership, strategic planning, problem-solving, management and analytical skills from her experience as a chief executive officer and as demonstrated through her varied community and public service.

Admiral James O. Ellis, Jr.
Director Since: 2013 Board Committees: Audit FROC Other Current Public Board: Lockheed Martin Corporation

Admiral Ellis has served as an Annenberg Distinguished Fellow at the Hoover Institution at Stanford University, Stanford, California since 2014. He served as President and Chief Executive Officer of the Institute of Nuclear Power Operations from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a U.S. Navy Admiral, he served as Commander, U.S. Strategic Command, Offutt Air Force Base, Nebraska. He is a graduate of the U.S. Naval Academy, Navy nuclear power training, the U.S. Naval Test Pilot School and the Navy Fighter Weapons School (Top Gun). Admiral Ellis holds master’s degrees in aerospace engineering and aeronautical systems from the Georgia Institute of Technology and the University of West Florida, respectively.

Admiral Ellis serves on the board of Lockheed Martin Corporation. He previously served on the boards of Level 3 Communications, Inc. as its non-executive Chairman (2014 to 2017), and Inmarsat plc (2005 to 2014).

Key Experience and Qualifications

•    Knowledge of and expertise in the nuclear industry and with emerging energy issues from his service as President and Chief Executive Officer of the Institute of Nuclear Power Operations, a non-profit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants.

•    Risk management and strategic planning experience.

•    Experience managing and leading large and complex technology-focused based organizations, including 39 years of service with the U.S. Navy.

Dominion Energy	2018 Proxy Statement 7

Thomas F. Farrell, II
Director Since: 2005 Other Current Public Boards: Dominion Energy Midstream GP, LLC and Altria Group, Inc.

Mr. Farrell has been Chairman, President and Chief Executive Officer of Dominion Energy since April 2007. He also serves as Chairman, President and Chief Executive Officer of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream Partners, LP (Dominion Energy Midstream). Mr. Farrell is a director of Altria Group, Inc. He is also Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Dominion Energy Gas Holdings, LLC, both wholly owned subsidiaries of Dominion Energy that have publicly traded debt. He is past chairman of the Institute of Nuclear Power Operations and a current member of the board of directors of Associated Electric & Gas Insurance Services, Ltd. as well as the Edison Electric Institute. In these roles, he represents the interests of Dominion Energy and the energy sector as a whole. Mr. Farrell received both his undergraduate and Juris Doctor degrees from the University of Virginia.

Key Experience and Qualifications

•    Extensive insight and knowledge of the energy and utility industry, with more than two decades of experience in various executive and operational roles within Dominion Energy and throughout our industry.

•    Legal expertise, having served as general counsel for Dominion Energy, and as a practicing attorney at a private law firm.

•    Extensive community and public interest involvement with service on many non-profit and university boards.

John W. Harris
Director Since: 1999 Lead Director Board Committee: CGN

Mr. Harris serves as Chairman and Chief Executive Officer of Lincoln Harris LLC (formerly The Harris Group), a real estate consulting firm, which he co-founded in 1999, and is a former President of The Bissell Companies, Inc., a commercial real estate and investment management company. He served as a director of Piedmont Natural Gas Company, Inc. from 1997 until March 2014. Mr. Harris also previously served as a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill.

Key Experience and Qualifications

•    Extensive public company board experience, with prior directorships at several Fortune 500 companies.

•    Knowledge of, and familiarity with, Dominion Energy’s industry, markets and regulatory concerns as a former director of Piedmont Natural Gas Company, Inc.

•    Extensive business leadership and management skills, as well as financial and capital markets experience through his current and past service as chief executive officer and equivalent positions.

8	Dominion Energy	2018 Proxy Statement

Ronald W. Jibson
Director Since: 2016 Board Committee: FROC Other Current Public Board: IDACORP, Inc.

Mr. Jibson served as Chairman, President and Chief Executive Officer of Questar Corporation (Questar) from July 2012 to September 2016, prior to Questar’s merger with Dominion Energy. He served as President and CEO of Questar from June 2010 through July 2012. Mr. Jibson also serves on the board of IDACORP, Inc. and previously served on the board of National Fuel Company (2014 to 2016). Mr. Jibson graduated from Utah State University with a degree in civil engineering and received an MBA from Westminster College in Salt Lake City.

Key Experience and Qualifications

•    In-depth knowledge of the U.S. natural gas industry, including responsibility for gas transmission and distribution operations, operational safety, cyber security, regulatory affairs and marketing, developed during 35 years of service at Questar.

•    Management, leadership and analytical skills from his experience as a chief executive officer of a public company.

•    Gas industry leadership as demonstrated through his service as a past chairman of the American Gas Association.

Mark J. Kington
Director Since: 2005 Board Committees: CGN FROC (Chair)

Mr. Kington has been managing director of Kington Management, LLC, a private investment firm, since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. Mr. Kington is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. He also serves on the board of the Colonial Williamsburg Foundation. Mr. Kington received his undergraduate degree from the University of Tennessee and his MBA from the University of Virginia.

Key Experience and Qualifications

•    Extensive experience in information technology, investment management and corporate finance, including derivatives and capital markets, that is valuable as the Chair of the Finance and Risk Oversight Committee.

•    Regulatory and governmental expertise acquired through working in a highly regulated industry through his tenure in the telecommunications industry.

•    Leadership and risk management experience.

Dominion Energy	2018 Proxy Statement 9

Joseph M. Rigby
Director Since: 2017 Board Committee: Audit Other Current Public Board: South Jersey Industries, Inc.

Mr. Rigby served as Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. (Pepco), an energy delivery company serving the mid-Atlantic region, from May 2009 to March 2016. Mr. Rigby is also a member of the board of directors of South Jersey Industries, Inc. and Energy Insurance Mutual. He previously served on the board of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream Partners, LP, from 2014 to 2017. Mr. Rigby received his bachelor’s degree in accounting from Rutgers University and an MBA from Monmouth University. He was previously a licensed Certified Public Accountant in the state of New Jersey.

Key Experience and Qualifications

•    Extensive utility expertise, with in-depth knowledge of electric transmission and distribution operations, acquired through more than 37 years with Pepco and its subsidiaries.

•    Leadership, management, regulatory, finance, human resources, and mergers and acquisition experience, among other business disciplines as the retired Chief Executive Officer of Pepco.

•    Significant experience as a board member at other public corporations and non-profit organizations.

Pamela J. Royal, M.D.
Director Since: 2013 Board Committees: Audit FROC

Dr. Royal has been the owner and President of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She is a practicing physician and received her M.D. from Eastern Virginia Medical School of the Medical College of Hampton Roads and served her residency at Howard University Hospital in dermatology. Dr. Royal currently serves on the boards of The Community Foundation, Bon Secours Richmond Health System and St. Christopher’s School, and is a member of the Executive Committee of Venture Richmond and the Local Advisory Board of BB&T. She previously served on numerous other boards, including The Valentine Museum (former chair), the United Way of Greater Richmond and Petersburg (former chair), CenterStage Foundation (former vice chair), The Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation and the Virginia Early Childhood Foundation.

Key Experience and Qualifications

•    Leadership, management and analytical skills from her experience as president of her own medical practice and as demonstrated through her varied community and public service.

•    Dr. Royal brings extensive experience with regulatory matters, including privacy and data security issues, and insurance expertise, developed through her experience running a business in a highly regulated industry.

•    As a leader in the Richmond business and civic community, Dr. Royal is familiar with the local economies and communities served by Dominion Energy. Her community leadership was recognized with the Richmond, Virginia YWCA Outstanding Women’s Award for Volunteerism.

10	Dominion Energy	2018 Proxy Statement

Robert H. Spilman, Jr.
Director Since: 2009 Board Committees: Audit (Chair) CGN Other Current Public Board: Bassett Furniture Industries, Incorporated

Mr. Spilman has been President and Chief Executive Officer of Bassett Furniture Industries, Incorporated (Bassett), a furniture manufacturer and distributor, since 2000. He has also served as Chairman of the Board of Bassett since 2016. Mr. Spilman previously served as a director of Harris Teeter Supermarkets, Inc. from 2002 to 2014. He serves on the Virginia Foundation for Independent Colleges and previously was Chairman of the Board of Directors of New College Institute. Mr. Spilman received his undergraduate degree from Vanderbilt University.

Key Experience and Qualifications

•    Knowledge of and expertise in brand management, product development and competitive consumer markets as chief executive officer of a national retailer, manufacturer and marketer of branded home furnishings. Also experience with human resources and information technology concerns associated with retail operations.

•    Leadership, investor relations and management skills from experience as a current chief executive officer and director of a public company.

•    Public company board experience as a former lead director of Harris Teeter Supermarkets, Inc.

Susan N. Story
Director Since: 2017 Board Committee: FROC Other Current Public Boards: American Water Works Company, Inc. and Raymond James Financial, Inc.

Ms. Story has been President and Chief Executive Officer of American Water Works Company, Inc. (American Water) since 2014 after joining American Water as Senior Vice President and Chief Financial Officer in 2013. Prior to joining American Water, Ms. Story served as Executive Vice President of Southern Company, and in other executive positions with subsidiaries of Southern Company, including President and Chief Executive Officer of Southern Company Services from January 2011 to April 2013. She currently serves as a director of American Water and Raymond James Financial, Inc. Ms. Story serves or has served on a number of boards, including the Bipartisan Policy Center, the Alliance to Save Energy, and the Electric Power Research Institute Advisory Council, and is a member of the Moffitt Cancer Center Board of Advisors in Tampa, FL. Ms. Story earned a bachelor’s degree in industrial engineering from Auburn University and an MBA from the University of Alabama in Birmingham.

Key Experience and Qualifications

•    Regulatory, finance, management and administration skills from her current service as president and chief executive officer and prior experience as the chief financial officer of a publicly traded company that is predominantly a regulated utility.

•    Extensive experience developed during her 31-year career at Southern Company, including her eight-year tenure as chief executive officer of a subsidiary company, Gulf Power Company, leading a regulated utility through issues also faced by Dominion Energy – technological advances, nuclear operations, cyber security threats, changing workforce demographics and healthcare costs.

•    Leadership in promoting gender diversity in the workforce and boards of directors, as evidenced by recognition by the Women’s Forum of New York.

Dominion Energy	2018 Proxy Statement 11

Michael E. Szymanczyk
Director Since: 2012 Board Committees: Audit FROC Other Current Public Board: Duke Realty Corporation

Mr. Szymanczyk served as Chairman and Chief Executive Officer of Altria Group, Inc. (Altria) from March 2008 to May 2012. He served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. from 2002 to 2008. Mr. Szymanczyk currently serves as a director of Duke Realty Corporation. He has served on the boards of the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. Mr. Szymanczyk also served on the Board of Trustees of the University of Richmond and the Dean’s Advisory Council for the Indiana University Kelley School of Business. He received his undergraduate degree from Indiana University.

Key Experience and Qualifications

•    Leadership, problem-solving, communications, management and analytic skills gained from his experience as the chief executive officer of a global Fortune 500 public company.

•    Expertise in investor relations, capital markets, regulatory matters, litigation management, mergers and acquisitions and other matters that are critical in effective board oversight of a public company.

•    Innovation and technology experience developed through his responsibility for Research & Development and Marketing operations while COO/CEO of Philip Morris USA, Inc. and later as CEO of Altria.

Your Board of Directors recommends that you vote FOR these nominees.

12	Dominion Energy	2018 Proxy Statement

CORPORATE GOVERNANCE

Board Composition

BOARD REFRESHMENT AND SUCCESSION PLANNING

The CGN Committee, which is composed entirely of independent directors, regularly considers the size and composition of our Board and continually assesses whether its composition is appropriate for the company’s current strategic needs, which change as our business environment evolves. The CGN Committee identifies any gaps that may need to be filled through the board refreshment and succession process by considering a variety of factors, including:

•	A matrix of existing and desired skills and experiences that would be beneficial to our Board and its committees;

•	The Board’s self-assessment process and identified areas of expertise of current directors;

•	Changes in our business strategy and operating environment;

•	Tenure of current board members, with the goal of striking a balance between the knowledge, continuity and other benefits that directors with longer terms of service provide to the Board, with the new experience, energy, insights and fresh perspectives that new directors can contribute; and

•	Anticipated director retirements.

Over the last five years, the Board has added five new directors.

IDENTIFICATION AND REVIEW OF DIRECTOR CANDIDATES

The CGN Committee is responsible for identifying possible director candidates, reviewing their qualifications, and recommending to the Board specific candidates for nomination. In identifying potential nominees, the CGN Committee considers candidates recommended by shareholders, current members of the Board or members of management, as well as any other well-qualified candidates that may come to the CGN Committee’s attention. In accordance with its charter, when selecting nominees to recommend to the Board, the CGN Committee considers all candidates equally and in the same manner, including those recommended by shareholders. Any shareholder wishing to recommend a director candidate for consideration by the CGN Committee should send a written statement to the Corporate Secretary, identifying the candidate and providing the relevant qualifications and biographical information.

The CGN Committee recognizes that a Board with diverse skills, experiences and perspectives helps encourage critical thinking and innovative, strategic discussions, which in turn contribute to the continued success of the company. In evaluating a director candidate, the CGN Committee considers, among other things:

•	The candidate’s business or other relevant experience, such as energy and utility industry experience, financial or accounting experience (including oversight experience), legislative or regulatory experience and experience on public company boards;

•	Whether the candidate’s skills and competencies align with the company’s future strategic challenges and opportunities;

•	Character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders;

•	The interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board; and

•	Ability to contribute to both the effectiveness and collegiality of the Board.

Dominion Energy does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences enhancing the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider the Board’s diversity, in its broadest sense, reflecting, but not limited to, ethnicity, gender and geography. The CGN Committee also considers whether a director candidate is independent in accordance with the independence standards of Dominion Energy and the New York Stock Exchange (NYSE).

SHAREHOLDER-NOMINATED DIRECTOR CANDIDATES

Dominion Energy’s Bylaws allow a shareholder, or a group of up to 20 shareholders, owning 3% or more of the company’s outstanding common stock continuously for at least the previous three years, to nominate and include in the company’s proxy materials director nominees constituting up to the greater of 20% of the Board or two nominees provided that such shareholder(s) and nominee(s) satisfy the requirements set forth in the Bylaws. For additional information, see Shareholder Director Nominations for Inclusion in the 2019 Proxy Statement on page 66.

Dominion Energy	2018 Proxy Statement 13

Director Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board has adopted independence standards that also meet the independence requirements of the NYSE listing standards. In applying our independence standards and applicable Securities and Exchange Commission (SEC) and NYSE criteria, the Board considers all relevant facts and circumstances.

Our independence analysis also identifies certain types of commercial and charitable relationships that are immaterial and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board when determining independence, though they are reported to the CGN Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not fit within these categorical standards, provided that the relationship does not violate NYSE independence standards. If such a determination is made, the basis for the Board’s determination will be explained in the company’s next proxy statement. Our independence standards are included in the appendix to our Corporate Governance Guidelines, which can be found at www.dominionenergy.com/investors/governance/governance-guidelines.

Based on the NYSE’s and Dominion Energy’s independence standards, and taking into account all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Barr, Ellis, Harris, Jibson, Kington, Rigby, Spilman, and Szymanczyk, Dr. Royal, and Mses. Dragas and Story. The Board determined that Mr. Farrell is not independent because he currently serves as our President and Chief Executive Officer.

In determining the independence of Mr. Harris, the CGN Committee considered the employment of Mr. Harris’s adult, financially independent son-in-law during 2017 by a law firm that provides legal services to Dominion Energy. Mr. Harris’s son-in-law does not work on any Dominion Energy matters and his compensation is not tied to the work that the firm does for Dominion Energy. Dominion Energy’s legal work is directed and performed principally by the firm’s lawyers in the Richmond, Virginia office (where Dominion Energy’s headquarters is located), while Mr. Harris’s son-in-law works in one of the law firm’s North Carolina offices and primarily on matters for clients in the banking and financial services industry. The CGN Committee concluded that Mr. Harris did not have a material interest in this employment relationship. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’s independence.

In determining the independence of Mr. Jibson, the CGN Committee considered Mr. Jibson’s former employment as Chairman, President and CEO of Questar through September 2016, before the merger of Questar with Dominion Energy. Mr. Jibson receives no additional benefits from Dominion Energy except for those he receives for his previous service as an employee of Questar. The CGN Committee also considered the employment of Mr. Jibson’s adult, financially independent son by Dominion Energy during 2017. Mr. Jibson’s son is employed as a manager of joint operations and regulatory affairs with a subsidiary of Dominion Energy and is not an executive officer of Dominion Energy or any of its subsidiaries. The CGN Committee recommended and the Board concurred that Mr. Jibson’s employment by Questar prior to the merger with Dominion Energy and the employment of Mr. Jibson’s son do not affect Mr. Jibson’s independence.

Additional Independence Requirements for the Audit Committee and CGN Committee members. Our Audit Committee and CGN Committee charters contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion Energy except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that all members of the committee must meet the outside director requirements under Section 162(m) of the Internal Revenue Code (the Code) as well as the non-employee director requirements prescribed by SEC rules.

Board and Committee Governance

OUR CORPORATE GOVERNANCE GUIDELINES

The Board is charged with the responsibility of overseeing the company’s management as well as the business and affairs of Dominion Energy on behalf of its shareholders. The Board and management also recognize that the interests of Dominion Energy are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities where Dominion Energy operates. Dominion Energy’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders.

Our Corporate Governance Guidelines address, among other things:

•	The composition and responsibilities of the Board;

•	Director independence standards;

14	Dominion Energy	2018 Proxy Statement

•	Details of our Bylaws concerning the election of directors by majority vote;

•	The duties and responsibilities of our Lead Director;

•	Share ownership requirements and compensation of non-employee directors;

•	Management succession and review; and

•	The recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct.

Our Corporate Governance Guidelines can be found at www.dominionenergy.com/investors/governance/governance-guidelines.

OUR BOARD LEADERSHIP STRUCTURE

Our Board leadership is currently structured with a Chairman (who is also our CEO), an independent Lead Director, and independent committee chairs. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint CEO and Chairman position or separate these offices, taking into consideration succession planning, skills and experience of the individual or individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion Energy at this time is having Mr. Farrell serve as both CEO and Chairman of the Board, but considers the appropriateness of this structure at least annually. A combined CEO and Chairman role promotes unified leadership and direction for the company, and assists in effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing (i) the energy demands of the communities where Dominion Energy does business, (ii) financial and economic issues, and (iii) current and future environmental and regulatory challenges. The Board also believes that Mr. Farrell’s insight and understanding of the material risks inherent to our business allow him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it appropriate and in the best interests of the company and its shareholders. The Board has also adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position, including:

•	All directors, except for Mr. Farrell, are independent;

•	All of our committees consist entirely of independent directors;

•	Dominion Energy has an independent Lead Director who leads executive sessions of our non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines dictate that the non-management directors shall elect an independent Lead Director when the Chairman of the Board is not an independent director; and

•	If the Lead Director is not available, the Chair of the CGN Committee acts as the Lead Director.

ROLE OF THE LEAD DIRECTOR

The duties and responsibilities of our independent Lead Director include:

•	Presiding over all meetings of the Board when the Chairman is not present and over all executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors on all Board issues;

•	Calling meetings of the independent directors, as needed;

•	Approving Board meeting agendas and information sent to the Board;

•	Approving Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Being available to communicate with major shareholders, if requested; and

•	Being authorized, in consultation with the Board, to retain independent advisers.

The Lead Director also leads the evaluation of the performance of our CEO, oversees the Board’s annual self-assessment, encourages and facilitates active participation by all directors, and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director and having a majority of independent directors provides an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

Dominion Energy	2018 Proxy Statement 15

ROLE OF THE BOARD – OVERSIGHT OF STRATEGY AND RISK

Oversight of Strategy

Dominion Energy is operating in an environment of rapid change. Shifting market fundamentals, technological advances, environmental imperatives and changing customer preferences are reshaping our operations and asset portfolio. These shifts require significant Board engagement on strategy. The Board recognizes that the true measure of its stewardship is an effective long-term growth strategy that addresses the interests of shareholders and other constituencies, including customers, employees, suppliers, our neighbors in the communities we serve and the environment.

Given the iterative nature of strategy development, the Board’s oversight over strategy is continuous and embedded in its governance activities throughout the year, including:

•	Oversight of the long-term financial plan, which is updated in a process that dovetails with the company’s annual corporate and business unit risk assessments;

•	Semi-annual planning retreats;

•	Review of the company’s safety, sustainability, workforce development, diversity and innovation initiatives;

•	Regular public policy updates, including customer and public opinion research; and

•	Oversight of the Ethics & Compliance program, which is tasked with reinforcing the company’s strong ethical culture.

Two key areas of responsibility that support the Board’s strategic role are its oversight of risk management and the company’s sustainability initiatives.

Oversight of Risk Management

The company and the utility industry itself continue to face uncertainty posed by external forces, and the interactions among risks are becoming increasingly complex. Accordingly, appropriate enterprise risk management (ERM) processes are embedded in all critical business processes and are intended to help the company nimbly respond to changes in the business environment. Further, the Board has implemented a risk governance framework designed to help the directors:

•	Understand critical risks in the company’s business and strategy;

•	Allocate responsibilities for risk oversight among the full Board and its committees;

•	Evaluate the company’s risk management processes and whether they are functioning adequately;

•	Facilitate open dialogue between management and directors; and

•	Foster a risk-aware business culture at the company.

The ERM Program is designed to identify operational, financial, strategic, compliance and reputational risks that could adversely affect the execution of the company’s plans or effectiveness of its business model (or, conversely, facilitate new growth opportunities). ERM processes are used to assess the likelihood and potential impact of these risks and develop strategies to mitigate or manage such risks within the company’s risk appetite. As provided under our Corporate Governance Guidelines and committee charters, the Board, the Audit Committee and the Finance and Risk Oversight Committee each regularly receive and discuss reports from the Chief Risk Officer and other members of management who are involved in risk management functions. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and policies to ensure consistency with the company’s risk management objectives.

To learn more about risks facing the company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the 2017 Annual Report on Form 10-K. The risks described in the Form 10-K are not the only risks facing the company. Additional risks and uncertainties also may materially adversely affect the company’s business, financial condition or results of operations in future periods.

COMMITMENT TO SUSTAINABILITY AND CORPORATE RESPONSIBILITY

As described above, Dominion Energy is focused on the sustainability of its business model in the face of a rapidly changing landscape of risks and stakeholder expectations. For example, our customers want cleaner energy, with continued expectations that energy solutions are delivered safely, reliably and affordably. Our investors, as shown through their strong support of a shareholder resolution presented at our 2017 Annual Meeting, expect enhanced disclosures about how Dominion Energy is addressing environmental, social and governance concerns, including assessing the risks and opportunities associated with climate change. These dynamics require Board engagement in sustainability in its broadest sense.

16	Dominion Energy	2018 Proxy Statement

The Board oversees Dominion Energy’s corporate responsibility and sustainability initiatives, recognizing that community engagement and ethical and sustainable operations benefit all of our constituencies and are key to preserving the company’s value and credibility. Our sustainability strategy focuses on four key areas:

•	Customers and community;

•	Environmental stewardship;

•	Our culture; and

•	Our business for the future.

As part of our company’s overall strategic planning overseen by the Board, we have developed a well-formed environmental strategy. Execution of this strategy is evident in the company’s investments in clean, innovative energy infrastructure and environmental leadership. For example, Dominion Energy’s low carbon emissions intensity rate is in the top quartile among energy producers in the United States. In addition, we have committed to increasing the scope of our sustainability disclosures, including an enhanced 2016-2017 Sustainability and Corporate Responsibility Report, an updated methane emissions report, the publication in late 2018 of a report assessing the risks and opportunities associated with climate change, and participation in the 2018 CDP Climate survey.

2017 MEETINGS AND ATTENDANCE

As outlined in our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met 10 times in 2017. Each director attended at least 75% of all Board meetings and the respective committee meetings on which he or she served. All of our directors attended the 2017 Annual Meeting.

MEETINGS OF INDEPENDENT DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

THE COMMITTEES OF THE BOARD

The Board has three standing committees, described below. The Board has adopted charters for each of these committees. These charters can be found at www.dominionenergy.com/investors/governance/board-committees-and-charters.

The principal role, independence standards and number of meetings held during 2017 of each committee are outlined below.

Audit Committee	Role & Responsibilities
Members Robert H. Spilman, Jr. (Chair) Helen E. Dragas James O. Ellis, Jr. Joseph M. Rigby Pamela J. Royal, M.D. Michael E. Szymanczyk Meetings held in 2017 Seven

The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility for:

•  The integrity of the company’s financial statements and financial reporting practices;

•  The company’s compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls;

•  The qualifications, independence and performance of the company’s independent auditor;

•  The performance of the company’s internal audit function; and

•  The review of the company’s policies with respect to risk assessment and risk management.

The Audit Committee has sole responsibility to appoint and, where appropriate, replace the independent auditor and to approve all audit engagement fees and terms. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present and consults with the independent and internal auditors regarding audits of the company’s consolidated financial statements and adequacy of internal controls. The Audit Committee’s report is on page 23.

The Board has determined that each member of the Audit Committee is independent in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. In addition, each of the members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that all members, except Mr. Ellis, are “audit committee financial experts,” as defined under SEC rules.

Dominion Energy	2018 Proxy Statement 17

Compensation, Governance and Nominating Committee	Role & Responsibilities
Members William P. Barr (Chair) Helen E. Dragas John W. Harris Mark J. Kington Robert H. Spilman, Jr. Meetings held in 2017 Five

The CGN Committee’s primary responsibilities include reviewing and evaluating the company’s compensation and benefits policies and programs, and overseeing the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole.

The CGN Committee consults directly with its independent compensation consultant, Frederic W. Cook & Co. (FW Cook), as needed, in reviewing and approving the company’s executive compensation program philosophy and strategy to ensure that the program is based on sound compensation practices. For more information on the responsibilities and activities of the CGN Committee, including the Committee’s processes for determining executive compensation, see the CD&A beginning on page 26.

In overseeing Dominion Energy’s corporate governance practices, the CGN Committee reviews, evaluates, and makes recommendations to the Board regarding the Board’s effectiveness and the qualifications of director candidates and the selection of director nominees.

The Board has determined that each member of the CGN Committee is independent in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The CGN Committee’s report to shareholders is on page 26.

Finance and Risk Oversight Committee	Role & Responsibilities
Members Mark J. Kington (Chair) James O. Ellis, Jr. Ronald W. Jibson Pamela J. Royal, M.D. Susan N. Story Michael E. Szymanczyk Meetings held in 2017 Four

The Finance and Risk Oversight Committee’s main responsibilities include oversight of the company’s financial policies and objectives, including:

•  Reviewing the company’s capital structure;

•  Considering our dividend policy; and

•  Reviewing the company’s financing activities.

In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage.

This committee also reviews and discusses periodic reports pertaining to the oversight of nuclear operations.

The Board has determined that each member of the Finance and Risk Oversight Committee is independent in accordance with NYSE listing standards and the company’s independence standards.

Compensation of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. Any changes proposed by the CGN Committee must be approved by the Board. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion Energy’s director compensation is paid in Dominion Energy common stock. From time to time, the CGN Committee will discuss trends in director compensation with its independent compensation consultant.

Effective May 10, 2017, the components of non-employee director compensation are as follows:

•	Annual cash retainer: $107,500

•	Annual stock retainer: $157,500

•	Lead Director annual cash retainer: $30,000

•	Committee chair annual cash retainer: Audit Committee and CGN Committee, $25,000; Finance and Risk Oversight Committee, $15,000

•	Board and committee meeting fees: Commencing May 10, 2017, no separate meeting fees are paid, except that an excess meeting fee of $2,000 will be paid to each director who attends more than 25 meetings per calendar year, including Board and Committee meetings, but not special education sessions. For 2017 only, meetings held prior to May 10, 2017 were not counted toward this threshold. Directors were paid $2,000 per each meeting prior to May 10, 2017.

18	Dominion Energy	2018 Proxy Statement

The following table and footnotes reflect the compensation and fees received in 2017 by our non-employee directors for their services. Mr. Farrell does not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$140,500	$157,517	$ –	$298,017
Helen E. Dragas	119,500	157,517	5,000	282,017
James O. Ellis, Jr.	119,500	157,517	–	277,017
John W. Harris	145,500	157,517	124,876	427,893
Ronald W. Jibson	113,500	157,517	–	271,017
Mark J. Kington	132,500	157,517	5,000	295,017
Joseph M. Rigby(4)	137,333	199,993	–	337,326
Pamela J. Royal, M.D.	119,500	157,517	5,000	282,017
Robert H. Spilman, Jr.	146,500	157,517	–	304,017
Susan N. Story(4)	137,333	199,993	–	337,326
Michael E. Szymanczyk	119,500	157,517	–	277,017
David A. Wollard(5)	8,000	–	34,867	42,867

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Mses. Dragas and Story and Mr. Kington deferred all fees to stock unit accounts in lieu of cash for their 2017 meeting fees and annual cash retainer. Mr. Rigby deferred all meeting fees and 20% of his annual cash retainer to a stock unit account in lieu of cash for 2017. Mr. Spilman received stock in lieu of cash for 40% of his 2017 meeting fees.

(2) Each non-employee director who was elected in May 2017 received an annual stock retainer valued at $157,517, which was equal to 2,033 shares, valued at $77.48 per share based on the closing price of Dominion Energy common stock on May 9, 2017. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Beneficial Ownership table for March 2, 2018 balances.) A total of 22,363 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2017.

(3) All Other Compensation amounts for 2017 are as follows:

For Messrs. Harris and Wollard, amounts include dividend equivalents earned on the Directors’ Stock Accumulation Plan (SAP) balances of $124,876 and $30,617, respectively. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders. All other amounts in this column represent matching gift contributions made by the Dominion Energy Charitable Foundation as described under Other Director Benefits.

(4) Ms. Story and Mr. Rigby joined the Board on January 24, 2017 and were paid a prorated cash and stock retainer for 2017. Their prorated stock retainer was valued at $42,476, which was equal to 562 shares based on the closing price of Dominion Energy common stock of $75.58 on January 23, 2017.

(5) Mr. Wollard served as a director until May 2017 and did not stand for re-election at the 2017 Annual Meeting. Mr. Wollard also serves on the board of directors of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream, and receives compensation for his service on that Board. The compensation for such service is separately disclosed in Dominion Energy Midstream’s Form 10-K, and that director compensation is determined by the independent members of the Board of Dominion Energy Midstream GP, LLC.

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EXPENSE REIMBURSEMENTS

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

DIRECTOR COMPENSATION PLANS

Non-Employee Directors Compensation Plan

Our non-employee directors are paid their annual retainers and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. This plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion Energy common stock, and cash accounts are credited monthly with interest at an annual rate established for the Dominion Energy Fixed Rate Fund (which was 2.56% in 2017) under Dominion Energy’s frozen Executive Deferred Compensation Plan. Shares of Dominion Energy common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. For a director who has served at least five years, he or she will be granted 1,000 shares of Dominion Energy common stock upon departure from the Board. If that director also served as a committee chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion Energy common stock for each such position held upon departure from the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. However, no stock options or restricted stock have been granted under this plan.

Frozen Director Plans

On December 31, 2004, the Board froze the following director plans: Stock Compensation Plan and Stock Accumulation Plan (described in footnote (3) under the Compensation of Non-Employee Directors table on page 19). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan, and directors had the option to defer receipt of that stock.

OTHER DIRECTOR BENEFITS

Charitable Contribution Program

This program was discontinued in January 2000. For directors elected before that time, Dominion Energy funded the program by purchasing life insurance policies on the directors. Participating directors (Messrs. Harris and Wollard) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion Energy. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

Matching Gifts Program

Dominion Energy’s philanthropic arm, the Dominion Energy Charitable Foundation, will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Energy Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is also available to all Dominion Energy employees.

Insurance

Full-time employees and directors are covered by business travel accident insurance while traveling on business for Dominion Energy or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion Energy also provides director and officer indemnification and liability insurance for its non-employee directors.

20	Dominion Energy	2018 Proxy Statement

Securities Ownership

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion Energy common stock or an amount of shares equal in value to five times the annual cash and stock retainer combined within four years of their election to the Board. Our CEO is expected to hold the lesser of 145,000 shares or shares with a value of eight times his salary, and executive vice presidents are expected to hold the lesser of 35,000 shares or shares with a value of five times their salary. All of our non-employee directors who have been members of the Board for at least four years, our CEO and our executive officers who have been executive officers for at least two years meet their share ownership requirements. Our directors and executive officers are also prohibited from engaging in certain types of transactions related to Dominion Energy common stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

The following table sets forth, as of March 2, 2018, the number of shares of our common stock and the number of common units of our publicly traded subsidiary, Dominion Energy Midstream, beneficially owned by each of our directors, named executive officers (NEO), and by all directors and executive officers as a group.

DIRECTOR AND OFFICER BENEFICIAL OWNERSHIP

Beneficial Ownership as of March 2, 2018(1)
Name	Shares of Common Stock	Deferred Stock Accounts(2)	Restricted Shares	Total(3)	Common Units of Dominion Energy Midstream(4)
William P. Barr	45,065	–	–	45,065	63,200
Helen E. Dragas	47,267	31,630	–	78,897	25,000
James O. Ellis, Jr.	3,694	10,400	–	14,094	10,000
Thomas F. Farrell, II	887,529	–	221,099	1,108,628	69,900
John W. Harris	5,000	46,084	–	51,084	–
Ronald W. Jibson	6,957	–	–	6,957	–
Mark J. Kington	112,220	62,851	–	175,071	100,000
Joseph M. Rigby	2,679	3,085	–	5,764	10,046
Pamela J. Royal, M.D.	7,583	18,568	–	26,151	2,400
Robert H. Spilman, Jr.	18,212	5,413	–	23,625	12,500
Susan N. Story	3,714	1,836	–	5,550	–
Michael E. Szymanczyk	38,311	1,258	–	39,569	25,000
Mark F. McGettrick	267,795	–	56,387	324,182	64,900
Robert M. Blue	35,145	–	19,381	54,526	5,000
Paul D. Koonce	125,037	–	35,096	160,133	50,000
Diane Leopold	34,382	–	19,381	53,763	2,500
All directors and executive officers as a group (18 persons)(5)	1,663,907	181,125	366,705	2,211,737	444,946

(1) The definition of beneficial ownership for proxy statement purposes includes securities over which a person, directly or indirectly, has sole or shared voting or investment power. For purposes of this proxy statement, beneficial ownership also includes securities that a person has a right to acquire beneficial ownership of within 60 days after March 2, 2018. Unless otherwise noted, all securities are held directly by the director or executive officer and such person has sole voting and investment power with respect to such securities.

(2) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(3) Includes shares as to which a director or executive officer has sole voting and/or investment power or voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 17,699 (shares held by jointly owned companies) and 1,200 (shares held in trust); Mr. Farrell, 18,000 (shares held jointly with spouse) and 67,993 (shares held by family foundation); Mr. Jibson, 4,865 (shares held by jointly owned company); Mr. Kington, 8,294 (shares held in joint tenancy); Mr. Szymanczyk, 25,000 (shares held in trust); and all directors and executive officers as a group, 143,495.

(4) Includes units as to which a director or executive officer has sole voting and/or investment power or voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 10 (units held in trust); Mr. Farrell, 10,000 (units held jointly with spouse); Mr. Kington, 100,000 (units held in trust); and all directors and executive officers as a group, 110,510.

(5) Neither any individual director or executive officer nor all of the directors or executive officers as a group owns more than one percent of Dominion Energy’s outstanding shares, or more than one percent of Dominion Energy Midstream’s outstanding units, as of March 2, 2018.

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SIGNIFICANT SHAREHOLDERS

Name and Address of Beneficial Owner	Beneficial Ownership of Shares of Common Stock (based on 13G Filing)	Percentage of Common Stock Outstanding
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	46,329,250	7.20%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	47,162,779	7.32%

(1) According to its Schedule 13G filing for December 31, 2017, this shareholder has sole voting power over 40,598,994 shares, sole dispositive power over 46,321,902 shares, and shared dispositive power over 7,348 shares.

(2) According to its Schedule 13G filing for December 31, 2017, this shareholder has sole voting power over 985,391 shares, shared voting power over 310,665 shares, sole dispositive power over 45,973,754 shares, and shared dispositive power over 1,189,025 shares.

22	Dominion Energy	2018 Proxy Statement

AUDIT-RELATED MATTERS

Audit Committee Report

Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion Energy’s accounting, auditing and financial reporting practices. Our Committee operates under a written charter that is reviewed annually and can be found at www.dominionenergy.com/investors/governance/board-committees-and-charters.

Management is responsible for Dominion Energy’s financial statements and internal controls over financial reporting. Throughout 2017, our Committee met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion Energy’s financial statements and internal controls over financial reporting, and the overall quality of Dominion Energy’s financial reporting. At three of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion Energy’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established under AS 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB) and approved by the SEC, this discussion included a review of significant accounting policies, critical accounting policies and estimates, and the quality of Dominion Energy’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with the independent auditors the issue of their independence from Dominion Energy, including any non-audit services performed by them.

2017 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2018

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2018 consolidated financial statements and internal controls over financial reporting of Dominion Energy and its subsidiaries, as well as their proposed audit-related services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of Dominion Energy, as Dominion Energy’s independent auditor for 2018 and in accordance with our pre-approval policy, approved the fees for the services presented to us. Permission for any non-audit related services will require prior approval by our Committee or its chairman.

Robert H. Spilman, Jr., Chairman

Helen E. Dragas

James O. Ellis, Jr.

Joseph M. Rigby

Pamela J. Royal, M.D.

Michael E. Szymanczyk

Dominion Energy	2018 Proxy Statement 23

Auditor Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte & Touche LLP’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2018. In accordance with Dominion Energy’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2017 and 2016, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2017	2016
Audit Fees	$8.22	$7.67
Audit-Related Fees	0.59	0.49
Tax Fees	–	–
All Other Fees	–	–
Total	$8.81	$8.16

Audit Fees. These amounts represent fees of Deloitte & Touche LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion Energy’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs. We had no such fees in 2017 or 2016.

All Other Fees. We had no other fees in 2017 or 2016 other than those described above.

Representatives of Deloitte & Touche LLP will be present at the 2018 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to appropriate shareholder questions.

24	Dominion Energy	2018 Proxy Statement

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the company’s independent external auditor for the fiscal year 2018. Deloitte & Touche LLP has served as Dominion Energy’s independent external auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte & Touche LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the company’s independent external auditor is in the best interests of Dominion Energy and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte & Touche LLP. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent external auditor will be reconsidered by the Audit Committee.

Your Board of Directors recommends that you vote FOR this item.

Dominion Energy	2018 Proxy Statement 25

EXECUTIVE COMPENSATION

Compensation, Governance and Nominating Committee Report

In preparation for filing this Proxy Statement, the CGN Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017. This report was prepared by the following independent directors who compose the CGN Committee:

William P. Barr, Chairman

Helen E. Dragas

John W. Harris

Mark J. Kington

Robert H. Spilman, Jr.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Our executive compensation program supports our business goals by rewarding performance that serves our customers and creates shareholder value. This CD&A describes our executive compensation program, focusing on our NEOs.

Dominion Energy’s NEOs were:

•	Thomas F. Farrell, II, Chairman, President and Chief Executive Officer (CEO)

•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)

•	Paul D. Koonce, Executive Vice President and President & Chief Executive Officer – Power Generation Group

•	Diane Leopold, Executive Vice President and President & Chief Executive Officer – Gas Infrastructure Group

•	Robert M. Blue, Executive Vice President and President & Chief Executive Officer – Power Delivery Group

2017 Compensation Highlights

•  CEO pay was consistent with TSR results and excellent operations.

•  2017 Annual Incentive Plan (AIP) funded at 125%.

•  2016 performance grant paid at 94.0% of target based on TSR and return on invested capital over a two-year period.

•  Transitioned long-term performance period from two to three years for performance grants.

•  Continued sound governance and compensation practices, including strong share ownership guidelines, clawback policies, anti-hedging rules and substantial at-risk pay.

In 2017, to better align our performance grants with our long-term goals and in response to shareholder feedback, we increased the performance period of our performance grants from two to three years. The 2017 three-year performance grant will have a performance period ending December 31, 2019. In order to transition to a three-year performance period, the NEOs received a one-time transition performance grant with a two-year performance period ending December 31, 2018. The transition grant preserves each officer’s opportunity to maintain the same annual performance grant payout opportunity through the transition to a three-year performance period.

We understand that in order to accomplish long-term sustainable growth we must pursue more than financial goals. We must also execute an effective long-term growth strategy that addresses the interests of shareholders and other constituencies, including customers, employees, suppliers, our neighbors in the communities we serve and the environment. Accordingly, our NEOs’ annual incentive plan performance is tied to more than financial goals. All employees at the company, including our NEOs, have required operating and stewardship goals under the plan, which include a safety goal and a diversity goal. In addition, for 2018, the company is adding a required environment and sustainability goal for all employees, including the NEOs, to further advance the company’s environmental performance.

26	Dominion Energy	2018 Proxy Statement

PAY VS. PERFORMANCE HIGHLIGHTS

Our pay-for-performance program:

•  Attracts, motivates and retains key executive talent with a competitive pay package;

•  Is tailored to our company’s unique strategies and objectives;

•  Includes substantial performance-based and at-risk compensation;

• Is subject to robust governance practices and controls; • Is supported by strong stock ownership guidelines; and • Strikes an appropriate balance between risk and reward.

We believe that our executive compensation program contributes to our long-term strategy by aligning the interests of our officers with the interests of our shareholders and the customers we serve.

GUIDE TO COMPENSATION DISCUSSION & ANALYSIS

1. Our Performance

•  Significant progress on and completion of important milestones on large-scale infrastructure projects

•  10-year TSR results outpaced the Compensation Peer Group median, the Philadelphia Stock Exchange Utility Index and the S&P 500

•  Continued top quartile price-earnings ratio performance while shorter-term TSR has been under pressure

•  Increased our dividend by 8.4% in 2017

•  All-time safety records, including record-low OSHA recordable and lost time/restricted duty incidence rates

2. Our Philosophy

•  Align management’s interests with those of shareholders and customers

•  Drive short-term and long-term goal achievement while reinforcing core values of safety, ethics, excellence and One Dominion Energy, our term for teamwork

•  Pay-for-performance, placing a substantial portion of NEO compensation at risk

3. Our Compensation Elements	• Competitive base pay • AIP based on earnings per share • Long-term incentives consisting of restricted stock and performance awards • Employee and executive benefits
4. Our Process	• Annual review of compensation practices and financial performance using a peer group of energy and utility companies • FW Cook serves as independent compensation consultant to CGN Committee
5. Our Compensation Policies

•  Annual risk analysis of compensation program

•  Rigorous share ownership guidelines

•  Anti-hedging and anti-pledging policies apply to all officers and directors

•  Clawback provisions in incentive compensation

1.    Our Performance

In 2017, Dominion Energy continued to deliver long-term, sustainable growth and strong shareholder returns. We continued making the long-term investments necessary to meet our customers’ future energy needs, including building new, cleaner generation sources; strengthening and modernizing the electric grid; and replacing aging electric and natural gas infrastructure – while simultaneously achieving company-wide safety records. We also made significant progress on three large and environmentally beneficial growth projects. Construction of the $1.3 billion, 1,588 megawatt gas-fired Greensville County Power Station is proceeding on-time and on-budget. The $4.1 billion Cove Point Liquefaction Project reached the final commissioning stage and is expected to begin liquefying natural gas for export in March 2018. The $6.0-6.5 billion Atlantic Coast Pipeline received the FERC Certificate of Public Convenience and Necessity in October 2017.

Dominion Energy	2018 Proxy Statement 27

Financial Highlights

Dominion Energy has created long-term value for our shareholders as reflected in our 10-year TSR substantial outperformance over that of our Compensation Peer Group, the Philadelphia Stock Exchange Utility Index and the S&P 500. We grew our dividend for the fourteenth consecutive year with an increase of 8.4% in 2017. Our best-in-class dividend growth of approximately 8% per year over the past four years outperformed the Philadelphia Stock Exchange Utility Index company dividend growth rate of approximately 4% over the same time period. While our TSR has underperformed the S&P 500 for the one-, three- and five-year periods and underperformed our Compensation Peer Group and the Philadelphia Stock Exchange Utility Index for the one- and three-year periods, we believe this shorter-term TSR lag may be attributable to investor sentiment regarding our construction of several multibillion-dollar infrastructure projects.

(1) For Dominion Energy and the Compensation Peer Group, TSR represents the change in value (including reinvested dividends) of an investment in common stock over the specified period. The members of our Compensation Peer Group are identified on page 39 of this CD&A. The TSR shown for the Compensation Peer Group is the median TSR for all members of the group. TSR results for the Philadelphia Stock Exchange Utility Index and the S&P 500 are as reported by Bloomberg.

Looking forward, as we couple projected 10% dividend growth through 2020, with a transition from large-scale infrastructure projects to strong organic earnings growth programs, we expect our TSR to perform favorably relative to our peers. As of December 31, 2017, we had the second highest 2018 projected price-earnings ratio in our Compensation Peer Group, as reported by Thomson Reuters.

Safety and Operational Excellence

•	2017 was another record year for safety. Dominion Energy’s OSHA recordable incidence rate dropped by 9% to a record-low 0.60 in 2017. The company also recorded a new record-low lost time/restricted duty rate at 0.29. Our Power Delivery Group, Power Generation Group and Gas Infrastructure Group each achieved record-low OSHA recordable incidence rates of 0.84, 0.16 and 0.82, respectively. Noteworthy in our 2017 safety performance, our Dominion Energy West operations (formerly Questar) reduced its OSHA recordable incidence rate by 32% to 1.53, achieving the best safety performance in its history.

•	Our gas transmission group had its largest storage turn in sixteen years; our nuclear fleet achieved a record net capacity factor of 95.1%, topping 92% for the sixth consecutive year; and our Power Delivery Group achieved its best-ever performance in customer service metrics.

28	Dominion Energy	2018 Proxy Statement

Strategic Initiatives

Gas Infrastructure Group

•	The $4.1 billion Cove Point Liquefaction Project in Lusby, Maryland achieved the final commissioning stage and is expected to begin liquefying natural gas for export to our Japanese and Indian customers in March 2018.

•	The Atlantic Coast Pipeline, a $6.0-6.5 billion joint venture formed by Dominion Energy and three other utilities, and the associated Supply Header Project cleared all major regulatory hurdles with receipt of the FERC Certificate of Public Convenience and Necessity in October 2017. These projects are projected to be operational in the second half of 2019.

•	Our Gas Infrastructure Group brought into service four pipeline expansion projects totaling $460 million in investment – Leidy South, Keys Energy, New Market and Clean Energy Future.

Power Delivery Group

•	Our Power Delivery Group connected 33,550 new franchise customer accounts; energized 13 new data centers; and converted 777 overhead tap lines (294 miles) to underground.

•	Dominion Energy continued to improve the reliability of the electric transmission system. Through the approval of several new transmission lines within Virginia, including the Skiffes Creek Line, we are providing dependable energy to vulnerable areas.

Power Generation Group

•	We developed a new renewable energy rate schedule to support a $1 billion investment by Facebook in Virginia, which will offset its annual energy needs with clean renewable energy provided by solar generation.

•	Dominion Energy invested more than $900 million in solar energy, bringing online more than 460 megawatts of solar generating capacity in four states during 2017.

•	We are moving forward with our agreement and strategic partnership with Ørsted Energy of Denmark for the construction of two 6-megawatt turbines off the coast of Virginia Beach, Virginia, with targeted installation by 2020. This project opens the door to, and provides us with, vital experience in the creation of commercial offshore wind development. Full deployment could lead to development of 2,000 megawatts of offshore generation.

•	Dominion Energy continues construction of the 1,588-megawatt gas-fired power station in Greensville County, Virginia. This state-of-the-art station possesses one of the nation’s most stringent air permits for a facility of its kind. The power station is expected to be completed in late 2018 and produce enough power for more than 400,000 typical homes at peak capacity.

Many of these accomplishments directly or indirectly affected payouts and overall compensation as noted under Our Philosophy and Our Compensation Elements.

2.    Our Philosophy

We apply pay-for-performance principles to provide a competitive total compensation program tied to results that align with the interests of our shareholders, officers and customers. The major objectives of our executive compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;

•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;

•	Align the interests of management with those of our shareholders and customers by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service;

•	Promote internal pay equity; and

•	Reinforce our four core values of safety, ethics, excellence and One Dominion Energy – our term for teamwork.

Dominion Energy	2018 Proxy Statement 29

To determine if we are meeting these objectives, the CGN Committee compares the company’s actual performance to our short-term and long-term goals and to our peer companies’ performance.

Individual Factors In Setting Compensation

In addition to Dominion Energy’s goals and performance, the CGN Committee considers several factors for each NEO, including:

•  Job and leadership performance;

•  Scope, complexity and significance of job responsibilities;

•  Internal pay equity, such as relative importance of a particular position or individual officer to Dominion Energy’s strategy and success;

•  Experience, background and tenure;

•  Retention and market competitive concerns; and

•  The executive’s role in any succession plan for other key positions.

These factors are important considerations in setting base pay and other compensation opportunities.

Variable Compensation Opportunities in 2017

Consistent with our objective to reward strong performance based on achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is variable. Approximately 89% of Mr. Farrell’s targeted 2017 total direct compensation was performance-based; tied to pre-approved performance metrics, including relative TSR and return on invested capital (ROIC); or tied to the performance of our stock. For the other NEOs, performance- and stock-based compensation ranged from 73% to 81% of targeted 2017 total direct compensation. This compares to an average of approximately 57% of targeted variable compensation for our officers at the vice president level and an average of approximately 12% of total variable pay for our non-officer employees.

The charts below illustrate the allocation of each element of targeted total direct compensation opportunities in 2017 for Mr. Farrell and the average of the other NEOs as a group.

30	Dominion Energy	2018 Proxy Statement

3.    Our Compensation Elements

Our executive compensation program is constructed of four building blocks: base salary, AIP, Long-Term Incentive Program and executive benefits. Each element serves a distinct purpose. These complementary components appropriately balance risk with reward and short-term goals with long-term strategies, while providing total compensation that is competitive with our peers.

Base Salary

Competitive base pay is necessary to attract, motivate and retain talent. For our NEOs, base salaries are generally targeted at or above the Compensation Peer Group median, subject to the individual and company-wide considerations discussed under Our Philosophy.

The CGN Committee approved 3% base salary increases for all NEOs effective March 1, 2017, recognizing their continued contributions to Dominion Energy’s success.

Annual Incentive Plan

The AIP is a cash-based program focused on short-term goals and is designed to:

•  Tie interests of shareholders, customers and employees closely together;

•  Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;

•  Reward corporate and operating unit earnings performance;

•  Reward safety, diversity and other operating and stewardship goal successes;

• Emphasize teamwork by focusing on common goals; and

• Provide a competitive total compensation opportunity.

For the NEOs, funding of the 2017 AIP was tied solely to achievement of predetermined earnings per share goals. However, the CGN Committee retained discretion to reduce the AIP payout for any NEO for any reason, including missed business unit financial targets or failure to satisfy operating and stewardship goals.

The CGN Committee calculated 2017 AIP payouts for the NEOs as follows:

Dominion Energy	2018 Proxy Statement 31

Target Award Percentage

Each NEO’s compensation opportunity under the AIP is a percentage of his/her base salary. AIP target award percentages are set to be consistent with our intent to keep a significant portion of NEO compensation at risk, taking into account the items described above under Our Philosophy. There were no changes to AIP target award percentages from 2016 to 2017 for Messrs. Farrell, McGettrick and Koonce. Ms. Leopold and Mr. Blue’s AIP target award percentages increased from 70% to 90% to reflect their promotions and increased responsibilities as presidents and CEOs of two of our principal business units.

Name	2017 AIP Target Award Percentage*
Thomas F. Farrell, II	125%
Mark F. McGettrick	100%
Paul D. Koonce	90%
Diane Leopold	90%
Robert M. Blue	90%

*As a percentage of base salary

Funding Level

For NEOs, the funding level is determined solely by our consolidated operating earnings, which are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by focusing on pre-established consolidated operating earnings per share targets, we encourage behavior and performance that will help achieve these objectives.

For the NEOs, the CGN Committee set the consolidated operating earnings goal to provide for 100% funding of the 2017 AIP between $3.30 and $3.50 per share, inclusive of funding for all plan participants. The target for maximum funding of 200% was set at $3.90 operating earnings per share. The CGN Committee also established a funding floor, providing no funding if operating earnings were less than $3.25 per share.

Dominion Energy’s consolidated reported earnings in accordance with GAAP for the year ended December 31, 2017 were $3.0 billion or $4.72 per share, and Dominion Energy’s consolidated operating earnings for the year ended December 31, 2017 were $2.3 billion or $3.60 per share*, which met the target goal for 125% funding. Accordingly, the CGN Committee approved a funding percentage of 125%.

* See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

Payout Goal Score

In determining whether and how to exercise its negative discretion, the CGN Committee typically considers each NEO’s accomplishment of pre-determined business unit financial goals and operating and stewardship goals, weighted according to each NEO’s responsibilities. The Committee approved 100% payout scores for Messrs. Farrell, McGettrick and Blue and exercised negative discretion to reduce the payout scores of Mr. Koonce and Ms. Leopold to 99% and 99.84%, respectively, due to missed operating and stewardship goals, as discussed below.

Messrs. Koonce and Blue and Ms. Leopold carried discretionary business unit financial goals, with the CGN Committee having the ability to exercise negative discretion with respect to these goals if appropriate.

Each business unit met its 2017 financial goal, as shown in the table below:

Business Unit	Goal Target (Net Income)	Actual 2017 Net Income
Power Delivery Group	$511	$531.3
Gas Infrastructure Group	811	897.7
Power Generation Group	1128	1180.8

Net income shown in millions

Although Dominion Energy’s company-wide OHSA recordable and lost time/restricted duty incidence rates for 2017 were all-time lows, the CGN Committee exercised negative discretion with respect to missed safety goals for Mr. Koonce and Ms. Leopold.

32	Dominion Energy	2018 Proxy Statement

With respect to Messrs. Farrell and McGettrick, they met their corporate-wide safety goal by achieving an actual three-year OSHA recordable incidence rate of 0.60 that was less than the target rate of 0.87 and by achieving an actual lost time/restricted duty incidence rate of 0.29 that was less than the target rate of 0.42.

Mr. Blue is part of the Power Delivery Group business unit, which fully achieved its safety goals.

Mr. Koonce is part of the Power Generation Group business unit, which met its target in two out of three generation segments, with the power generation segment achieving its goal of less than nine OSHA recordable incidents and business development and generation construction segment achieving its goal of an OSHA recordable incidence rate of 0.80 or below. The nuclear segment missed its goal of nine or fewer OSHA recordable incidents.

Ms. Leopold is part of the Gas Infrastructure Group business unit, which achieved its goal of an OSHA recordable incidence rate of 1.11 or below and achieved its goal of a lost time/restricted duty incidence rate of 0.47 or less. The business unit missed its target preventable motor vehicle rate; therefore, Ms. Leopold earned 0.50 points out of a possible 0.66 points for this portion of her safety goal.

Each NEO met his/her diversity goal, which related to diversity and inclusion training.

For Mr. Koonce and Ms. Leopold, the CGN Committee determined 2017 payout goal scores as follows:

Name	Consolidated Financials		Goal Weighting		Business Unit Financials		Goal Weighting		Operating / Stewardship		Goal Weighting		Total Payout Goal Score
Paul D. Koonce	100%	X	45%	+	100%	X	45%	+	90.0%	X	10%	=	99%
Diane Leopold	100%	X	45%	+	100%	X	45%	+	98.4%	X	10%	=	99.84%

Final AIP Payout

The CGN Committee calculated final 2017 AIP payouts as shown below:

Name	Base Salary		Target Award Percentage*		Funding Level		Payout Goal Score		Final AIP Payout
Thomas F. Farrell, II	$1,554,992	X	125%	X	125%	X	100%	=	$2,429,675
Mark F. McGettrick	879,828	X	100%	X	125%	X	100%	=	1,099,785
Paul D. Koonce	703,960	X	90%	X	125%	X	99%	=	784,035
Diane Leopold	566,500	X	90%	X	125%	X	99.84%	=	636,293
Robert M. Blue	566,500	X	90%	X	125%	X	100%	=	637,313

*As a percentage of base salary.

Long-Term Incentive Program

Our long-term incentive program focuses on Dominion Energy’s longer-term strategic goals and the retention of our executives. Each year, our NEOs receive a long-term incentive award consisting of two components:

•	50% in restricted stock with time-based vesting; and

•	50% in a performance-based cash award.

We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion Energy’s stock price to further align the interests of officers with the interests of our shareholders and customers. Our performance-based award encourages and rewards officers for making decisions and investments that create and maintain long-term shareholder value and benefit our customers.

The CGN Committee approves long-term incentive awards in January each year. In setting long-term award levels for each NEO, the CGN Committee applies the concepts and individual factors discussed under Our Philosophy. The CGN Committee approved a 2% increase in the 2017 long-term incentive target awards for Messrs. Farrell, McGettrick, and Koonce and $500,000 increases for Ms. Leopold and Mr. Blue, noting Ms. Leopold’s and Mr. Blue’s promotions, significantly increased responsibilities and expected

Dominion Energy	2018 Proxy Statement 33

growth of their respective business units. The Committee also considered each officer’s leadership experience and accomplishments, as well as Dominion Energy’s overall performance. The 2017 targets for the standard long-term incentive awards for each of the NEOs were approved as follows:

Name	2017 Target Performance Grants*	2017 Restricted Stock Grant	2017 Total Target Long- Term Incentive Award	2016 Total Target Long- Term Incentive Award
Thomas F. Farrell, II	$5,219,850	$5,219,850	$10,439,700	$10,235,000
Mark F. McGettrick	1,375,000	1,375,000	2,750,000	2,688,125
Paul D. Koonce	855,000	855,000	1,710,000	1,676,125
Diane Leopold	500,000	500,000	1,000,000	500,000
Robert M. Blue	500,000	500,000	1,000,000	500,000

*The 2017 Target Performance Grants column only includes the value of the standard performance grants described below under “2017 Performance Grants.” In addition to the standard grants, each NEO also received a transition performance grant in 2017 in connection with the change in the length of the performance period for the standard grant from two years to three years. The transition grants are described below. The target amount of each transition grant was equal to the target amount of each standard grant.

2017 Restricted Stock Grants

All NEOs received a restricted stock grant on February 3, 2017, based on the dollar value above. The number of shares awarded was determined by dividing the dollar value by the closing price of Dominion Energy’s common stock on February 3, 2017. The grants cliff vest in three-years on February 1, 2020. Dividends are paid to officers during the restricted period.

2017 Performance Grants

In January 2017, the CGN Committee approved cash performance grants for the NEOs, effective February 1, 2017. In order to better align performance awards with the CGN Committee’s objective of incentivizing employees to achieve long-term performance goals, the CGN Committee increased the performance period of our performance grants from two years to three years. To facilitate the transition to the three-year performance period, each NEO received two performance grants under the 2017 Long Term Incentive Plan (LTIP). The standard 2017 performance grant has the new three-year performance period, commencing on January 1, 2017 and ending on December 31, 2019 (Standard Grant). To bridge the potential gap year in 2019 during which participants would not have the opportunity to earn any performance grant payout due to the change to a three-year performance period and avoid a significant one-year pay decrease, the CGN Committee approved a one-time transition 2017 performance grant that uses a two-year performance period commencing on January 1, 2017 and ending on December 31, 2018 (Transition Grant).

The Standard Grant and Transition Grant (collectively, the 2017 Performance Grants) are denominated as a target dollar value, with potential payouts ranging from 0% to 200% of the target based on Dominion Energy’s TSR relative to the companies that are members of the company’s Compensation Peer Group as of the grant date and ROIC, weighted equally (see Compensation Peer Group for listing of our peer companies). TSR is the difference between the value of a share of common stock at the beginning and end of the performance period, plus dividends paid as if reinvested in stock. The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing strategic plans and reward management based on the achievement of TSR levels relative to the Compensation Peer Group.

In order to reward strong absolute performance, a portion of the 2017 Performance Grants may be earned based on Dominion Energy’s performance on absolute TSR and/or price-earnings ratio for the performance period. Regardless of the company’s relative TSR, (i) if the company’s absolute TSR on a compounded annual basis for the performance period is at least 10% but less than 15%, or if the company’s price-earnings ratio is at or above the 50th percentile but lower than the top third of the performance grant peer group, then an additional 25% will be added to the goal achievement percentage or (ii) if the company’s absolute TSR on a compounded annual basis for the performance period is at least 15% or if the company’s price-earnings ratio is at or above the top third of the performance grant peer group, then an additional 50% will be added to the goal achievement percentage, provided that the aggregate goal achievement may not exceed 250% for the TSR percentage and the overall percentage payment under the entire performance grant may not exceed 200%. For this purpose, price-earnings ratio is the closing price of a share of common stock on the last trading day of the performance period divided by the annual operating earnings per share reported for the 12-month period ending on the last day of the performance period.

ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan and annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges and average invested capital means the average

34	Dominion Energy	2018 Proxy Statement

balances for long-term and short-term debt plus preferred equity plus common shareholders’ equity. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and cost control.

Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the cash performance grant balances the long-term program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

Officers who have not achieved 50% of their targeted share ownership guideline receive goal-based stock performance grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. As all of our NEOs had achieved more than 50% of their full targeted share ownership guidelines as of the date of grant, they all received the performance-based component of their 2017 long-term incentive award in the form of a cash performance grant.

2017 Performance Grant Peer Group

TSR performance for the 2017 Performance Grants is measured against the TSR of the companies in the Compensation Peer Group as of the grant date. The members of the Compensation Peer Group are subject to change in connection with certain events that may occur during the performance period (such as a merger or divestiture involving any member of the group). In switching from the Philadelphia Stock Exchange Utility Index to the Compensation Peer Group, the CGN Committee took into consideration the recent inclusion of a non-energy utility company in the Philadelphia Stock Exchange Utility Index and the desire to limit our comparators to utility companies in the energy sector.

2016 Performance Grants

In January 2018, payouts were made to officers who received cash performance grants in February 2016 (2016 Performance Grants), including the NEOs. The 2016 Performance Grants were based on two goals: TSR for the two-year period ended December 31, 2017, relative to the companies in the Philadelphia Stock Exchange Utility Index as of the end of the performance period (weighted 50%) and ROIC for the same two-year period (weighted 50%).

2016 Performance Grant Peer Group

TSR performance for the 2016 Performance Grant was measured against the TSR of the companies listed as members of the Philadelphia Stock Exchange Utility Index at the end of the performance period (the Performance Grant Peer Group). The companies (other than Dominion Energy) in the Philadelphia Stock Exchange Utility Index as of January 1, 2018 were as follows:

• The AES Corporation • Ameren Corporation • American Electric Power Company, Inc. • American Water Works Company, Inc. • CenterPoint Energy, Inc. • Consolidated Edison, Inc. • DTE Energy Company	• Duke Energy Corporation • Edison International • El Paso Electric Company • Entergy Corporation • Eversource Energy • Exelon Corporation • FirstEnergy Corp.	• NextEra Energy, Inc. • PG&E Corporation • Public Service Enterprise Group Incorporated • The Southern Company • Xcel Energy Inc.

2016 Performance Grant Payouts

•	Relative TSR (50% weighting). The relative TSR targets and corresponding payout scores for the 2016 Performance Grants were as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*
85th or above	200%
50th	100%
25th	50%
Below 25th	0%

* TSR weighting is interpolated between the top and bottom of the percentages within a quartile. If the company’s relative TSR is below the 25th percentile, but its absolute TSR is at least 9% on a compounded annual basis for the performance period, a goal achievement of 25% of the TSR percentage will apply. In addition to the foregoing amounts and regardless of the company’s relative TSR, if the company’s absolute TSR on a compounded annual basis for the performance period is either (i) at least 10% but less than 15%, then an additional 25% will be added to the goal achievement percentage or (ii) at least 15%, then an additional 50% will be added to the goal achievement percentage, provided that the aggregate goal achievement may not exceed 250% for the TSR percentage and the aggregate goal achievement may not exceed 200%.

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Actual relative TSR performance for the 2016-2017 period was in the 31st percentile, which produced a goal achievement percentage of 63.0%. Dominion Energy’s TSR for the two-year period ended December 31, 2017, was 29.4%, which is equivalent to 14.7% on a compounded annual basis. This resulted in an additional TSR goal achievement percentage of 25.0% and a total TSR goal achievement percentage of 88%.

•	ROIC (50% weighting). We designed our ROIC goals for the 2016 Performance Grants to provide 100% payout if the company achieved an ROIC between 6.40% and 6.64% over the two-year performance period. The ROIC performance targets and corresponding payout scores for the 2016 Performance Grant were as follows:

ROIC Performance	Goal Achievement %*
7.24% and above	200%
6.99%	125%
6.40% – 6.64%	100%
6.34%	50%
Below 6.34%	0%

* ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2016-2017 period was 6.56%, which produced a goal achievement percentage of 100%.

Based on the achievement of the TSR and ROIC performance goals, the CGN Committee approved a 94.0% payout for the 2016 Performance Grants, determined as follows:

Measure	Goal Weight %		Goal Achievement %		Payout%
TSR	50%	X	88%	=	44%
ROIC	50%	X	100%	=	50%
			Combined Overall Performance Score		94%

Although the CGN Committee has discretionary authority to reduce this overall score for any reason, this discretion was not exercised. The resulting payout amounts for the NEOs for the 2016 Performance Grants are shown below.

Name	2016 Performance Target Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell, II	$5,117,500	X	94%	=	$4,810,450
Mark F. McGettrick	1,344,063	X	94%	=	1,263,419
Paul D. Koonce	838,063	X	94%	=	787,779
Diane Leopold	250,000	X	94%	=	235,000
Robert M. Blue	250,000	X	94%	=	235,000

Employee and Executive Benefits

Benefit plans and limited perquisites comprise the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

Retirement Plans

All eligible non-union employees participate in a tax-qualified defined benefit pension plan (Pension Plan) and a 401(k) plan that includes a company match. Each year, officers whose matching contributions under our 401(k) plan are limited by the Code receive a taxable cash payment to make them whole for the company match that is lost as a result of these limits. The company matching contributions to the 401(k) plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). These plans help us compete for and retain executive talent. Due to the Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees. The BRP restores benefits that cannot be paid under the Pension Plan due to Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. Effective July 1, 2013, the ESRP was closed to any new participants.

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The Pension Plan, 401(k) plan, BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of the accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table.

In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Energy Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of age or service credit were granted to the NEOs during 2017.

Other Benefit Programs

Dominion Energy’s officers participate in the benefit programs available to other Dominion Energy employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former company-wide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. We offer the following perquisites to all officers:

•	An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion Energy wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion Energy’s retirement and other employee benefit programs.

•	A vehicle leased by Dominion Energy, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

•	In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the corporate aircraft for air travel, including personal travel. Mr. Farrell’s family and guests may accompany him on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of corporate aircraft is not available when there is a company need for the aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2017, 96% of the use of Dominion Energy’s aircraft was for business purposes.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

Employment Continuity Agreements

Dominion Energy has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. These agreements are consistent with competitive practice for our peer companies, and they protect the company in the event of an anticipated or actual change in control. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and

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officers and other key employees may consider other opportunities when faced with uncertainties at their own company. The Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

Other Agreements

Dominion Energy does not have comprehensive employment agreements or severance agreements with its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion Energy, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Energy Retirement Benefit Restoration Plan, Dominion Energy Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control. We did not enter into any new letter agreements with NEOs in 2017.

4.    Our Process

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews a comprehensive analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CGN Committee’s independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, annually reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance, and establishes compensation programs designed to achieve Dominion Energy’s objectives.

The CGN Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award and target long-term incentive award) against data from our Compensation Peer Group. To ensure the compensation levels are appropriately competitive and consistent with the company’s overall strategy, the CGN Committee considers the peer data together with the considerations described under Individual Factors in Setting Compensation. Neither the peer comparison nor the individual factors are assigned any specific weighting. As part of its analysis, the CGN Committee also considers Dominion Energy’s size, including market capitalization and price-earnings ratio, and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executives in a similar position in a Compensation Peer Group company.

The Role of the Independent Compensation Consultant

The CGN Committee has retained FW Cook as its independent compensation consultant to advise the CGN Committee on executive and director compensation matters. The CGN Committee’s consultant:

•	Attends meetings as requested by the CGN Committee, either in person or by teleconference;

•	Communicates directly with the chairman of the CGN Committee outside of the CGN Committee meetings as needed;

•	Participates in CGN Committee executive sessions as requested without the CEO present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends;

•	Reviews and comments on proposals and materials prepared by management and answers technical questions, as requested; and

•	Generally reviews and offers advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

In 2017, the CGN Committee reviewed and assessed the independence of FW Cook and concluded that FW Cook’s work did not raise any conflicts of interest. FW Cook did not provide any additional services to Dominion Energy during 2017.

Management’s Role in Our Process

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of management, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing

38	Dominion Energy	2018 Proxy Statement

assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. Management, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each CGN Committee meeting.

The CEO is responsible for reviewing senior officer succession plans with the CGN Committee on an annual basis. Mr. Farrell is also responsible for reviewing the performance of the other senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and advice as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

The Compensation Peer Group

The CGN Committee uses the Compensation Peer Group to assess the competitiveness of the compensation of our NEOs. This same group is used to evaluate the relative performance of the company for purposes of our 2017 Performance Grants.

In the fall of each year, the CGN Committee reviews and approves the Compensation Peer Group. In 2017, we updated our selection/screening methodology to reflect current best practices for compensation benchmarking. The primary change to the selection methodology is that the new method does not exclude peer companies based on geographic concentrations within the U.S. This change is in keeping with prevailing industry practice, as well as Dominion Energy’s expanded geographic footprint. In selecting the Compensation Peer Group, we identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion Energy in revenues, assets or market capitalization. For 2017, we added Consolidated Edison, Edison International, and PG&E to the Compensation Peer Group because geographic concentrations within the U.S. are no longer a consideration in the selection process. In addition, we replaced NiSource with Eversource Energy, due to NiSource’s 2015 spinoff of Columbia Pipeline Group.

Dominion Energy’s 2017 Compensation Peer Group was comprised of the following companies:

• Ameren Corporation	• Edison International	• PG&E Corporation
• American Electric Power Company, Inc.	• Entergy Corporation	• PPL Corporation
• CenterPoint Energy, Inc.	• Eversource Energy	• Public Service Enterprise Group Incorporated
• Consolidated Edison, Inc.	• Exelon Corporation	• The Southern Company
• DTE Energy Company	• FirstEnergy Corp.	• Xcel Energy Inc.
• Duke Energy Corporation	• NextEra Energy, Inc.

The CGN Committee and management use the Compensation Peer Group to: (i) compare Dominion Energy’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion Energy’s size compared with the median of the Compensation Peer Group and the complexity of its business. As compared to the Compensation Peer Group, as of year-end 2017, Dominion Energy ranked third in market capitalization, fifth in assets and ninth in revenues, as reported by Bloomberg, and has the second highest 2018 projected price-earnings ratio, as reported by Thomson Reuters.

Survey and Other Data

Survey compensation data and information on local companies with whom we compete for talent and other companies with market capitalization comparable to Dominion Energy are used only to provide a general understanding of compensation practices and trends, not as benchmarks for compensation decisions. The CGN Committee takes into account individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CGN Committee believes this reflects Dominion Energy’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

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CEO Compensation Relative to Other NEOs

Mr. Farrell generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. Mr. Farrell’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review for 2017.

5.    Our Compensation Practices and Policies

Dominion Energy’s strong compensation practices and policies are rooted in our core value of ethics. We support our culture of good governance with solid compensation practices that pay for performance and promote strategic risk management.

We Do:	We Do Not:

✓   Balance short-term and long-term incentives

✓   Place a substantial portion of NEO pay at risk and tie to enhanced shareholder value

✓   Use different performance measures for our annual and long-term incentive programs

✓   Review our executive compensation program to ensure it does not promote excessive risk taking

✓   Maintain rigorous share ownership guidelines

✓   Incorporate clawback provisions in incentive compensation

✓   Include a non-compete clause in our executive retirement plans

✓   Proactively engage with our top shareholders on compensation and governance issues

✓   Conduct annual Say on Pay votes

✓   Require two triggers for the payment of most change in control benefits

Ï     Allow payout of AIP awards or performance grants greater than 200% of target

Ï     Offer long-term or indefinite employment agreements to our executives

Ï     Include long-term incentive awards in retirement or severance calculations (other than prorated payout of outstanding awards)

Ï     Permit officers or directors to hedge or pledge shares as collateral

Ï     Offer excessive executive perquisites or provide tax gross-ups on executive perquisites

Ï     Dilute shareholder value by issuing excessive equity compensation

Ï     Offer excessive change in control severance benefits

Ï    Provide excise tax gross-ups in change in control agreements for new officers (elected after February 1, 2013)

Ï    Offer the ESRP to new officers (elected after July 1, 2013)

Annual Compensation Risk Review

Dominion Energy’s management, including Dominion Energy’s Chief Risk Officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes analysis of:

•	How different elements of our compensation programs may increase or mitigate risk-taking;

•	Performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;

•	Whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and

•	The overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provision on incentive compensation; (vi) our share

40	Dominion Energy	2018 Proxy Statement

ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Dominion Energy stock; (vii) the CGN Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion Energy.

Based on management’s review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion Energy stock to align their interests with those of our shareholders by promoting a long-term focus through share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion Energy	5 x salary/35,000
Senior Vice President – Dominion Energy & Subsidiaries	4 x salary/20,000
President – Dominion Energy Subsidiaries	4 x salary/20,000
Vice President – Dominion Energy & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans count toward the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised.

Until an officer meets his or her ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and goal-based stock awards. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions as long as the sale, gift or transfer does not cause an executive to fall below his or her ownership target.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole.

Anti-Hedging Policy

We prohibit our employees and directors from engaging in certain types of transactions that are designed to protect, or may result in protection, against potential decreases in the value of Dominion Energy stock that they own, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Recovery of Incentive Compensation

Dominion Energy’s Corporate Governance Guidelines authorize the Board to seek recovery of cash and equity performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and long-term incentive performance grant documents include a broader clawback provision that authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

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We include provisions in our long-term incentive program performance grants and restricted stock grants that subject those awards to any additional or revised clawback guidelines that Dominion Energy may adopt in the future in response to the Dodd-Frank rules.

Tax Deductibility of Compensation

For 2017, Section 162(m) of the Code generally disallowed a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO and the next three most highly compensated officers other than the CFO. If certain requirements were met, performance-based compensation qualified for an exemption from the Code Section 162(m) deduction limit. For 2017, we generally sought to provide competitive executive compensation while maximizing Dominion Energy’s tax deduction. While the CGN Committee considered Code Section 162(m) tax implications when designing annual and long-term incentive compensation programs and approving payouts under such programs for 2017, it reserved the right to approve, and in some cases did approve, non-deductible compensation when it felt that corporate objectives justified the cost of being unable to deduct such compensation.

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) (the 2017 Tax Reform Act) enacted on December 22, 2017 and effective for taxable years after December 31, 2017, eliminated the performance-based compensation exception under Code Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017. In addition, the 2017 Tax Reform Act expanded the definition of covered employee to include the CEO, CFO and the next three most highly compensated officers and provides that, for specified employees, status as a covered employee continues for all subsequent tax years, including years after the death of the individual. The CGN Committee will be assessing the impact of the 2017 Tax Reform Act and the amendments to Section 162(m) included in that legislation, to determine what adjustments to our executive compensation practices, if any, it considers appropriate. In addition, the company will be assessing the impact of transitional guidance on the ability to realize existing deferred tax assets related to compensation arrangements of its covered employees. As a result, the company has not made any adjustments related to impacts of the new executive compensation limitations in its financial statements.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for stock-based payments, which requires that compensation expense relating to stock-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Say on Pay and Shareholder Feedback

Our shareholders voted on an advisory basis on our executive compensation program (also known as Say on Pay) and approved it with a 93.5% vote at the 2017 Annual Meeting, which followed an approval by a 96% vote in 2016. The CGN Committee considered the very strong shareholder endorsement of our executive compensation program in continuing the pay-for-performance program that is currently in place without any specific changes based on the vote. Unless the Board modifies its policy on the frequency of future Say on Pay advisory votes, shareholders will have an opportunity annually to cast an advisory vote to approve our executive compensation program. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2023 Annual Meeting.

42	Dominion Energy	2018 Proxy Statement

Executive Compensation Tables

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO and our three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table.

•	Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

•	Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.

•	Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive program. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

•	Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

•	All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) plan account if Code contribution limits did not apply.

•	Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

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SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2017, 2016 and 2015 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell, II Chairman, President and Chief Executive Officer	2017	$1,547,444	$5,219,903	$7,240,125	$1,285,131	$203,159	$15,495,762
	2016	1,502,372	5,117,547	5,282,476	1,192,221	191,238	13,285,854
	2015	1,458,614	4,450,009	3,571,032	–	180,774	9,660,429
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2017	875,557	1,375,063	2,363,204	1,078,985	112,540	5,805,349
	2016	850,055	1,344,125	1,745,958	924,015	106,418	4,970,571
	2015	816,756	1,168,805	1,057,620	21,198	99,197	3,163,576
Paul D. Koonce Executive Vice President and President & CEO Power Generation Group	2017	700,543	855,023	1,571,815	1,089,950	88,338	4,305,669
	2016	680,138	838,111	1,160,874	898,989	86,375	3,664,487
	2015	660,328	728,763	675,475	–	75,981	2,140,547
Diane Leopold Executive Vice President and President & CEO Gas Infrastructure Group	2017	563,750	500,036	871,293	1,517,769	47,649	3,500,497
Robert M. Blue Executive Vice President and President & CEO Power Delivery Group	2017	563,750	500,036	872,313	914,021	43,939	2,894,059

(1) Effective March 1, 2017, all NEOs received a 3% base salary increase.

(2) The amounts in this column reflect the grant date fair value of stock awards for the respective year of grant in accordance with FASB guidance for share-based payments. Dominion Energy did not grant any stock options in 2017. See also Note 19 to the Consolidated Financial Statements in Dominion Energy’s 2017 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2017, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2017.

(3) The 2017 amounts in this column include the payout under Dominion Energy’s 2017 AIP and 2016 Performance Grants. All of the NEOs received 125% funding of their 2017 AIP target awards. Messrs. Farrell, McGettrick and Blue each received 100% payout scores for accomplishments of their goals. The CGN Committee exercised its discretion to reduce Mr. Koonce’s and Ms. Leopold’s payout scores to 99% and 99.84% respectively, due to missed safety goals. The 2017 AIP payout amounts were as follows: Mr. Farrell: $2,429,675; Mr. McGettrick: $1,099,785; Mr. Koonce: $784,035; Ms. Leopold: $636,293 and Mr. Blue: $637,313. See CD&A for additional information on the 2017 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2017 AIP. The 2016 Performance Grant was issued on February 1, 2016 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2017. Payouts could range from 0% to 200%. The actual payout was 94% of the target amount. The 2016 Performance Grant payout amounts were as follows: Mr. Farrell: $4,810,450; Mr. McGettrick: $1,263,419; Mr. Koonce: $787,779; Ms. Leopold: $235,000 and Mr. Blue: $235,000. See 2016 Performance Grant Payout in the CD&A for additional information on the 2016 Performance Grants. The 2016 amounts reflect both the 2016 AIP and the 2015 Performance Grant payouts, and the 2015 amounts reflect both the 2015 AIP and 2014 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit; and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0.

A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit decreased from 4.46% used as of December 31, 2016 to a discount rate of 3.80% used as of December 31, 2017. The increase in present value attributed solely to the change in discount rate was as follows: Mr. Farrell: $1,285,131; Mr. McGettrick: $861,392; Mr. Koonce: $563,011; Ms. Leopold: $336,762 and Mr. Blue: $228,936.

44	Dominion Energy	2018 Proxy Statement

(5) All Other Compensation amounts for 2017 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Total All Other Compensation
Thomas F. Farrell, II	$111,811	$29,448	$10,800	$51,100	$203,159
Mark F. McGettrick	30,836	46,681	10,800	24,223	112,540
Paul D. Koonce	25,118	42,204	8,100	12,916	88,338
Diane Leopold	20,308	8,147	7,443	11,751	47,649
Robert M. Blue	19,093	7,933	8,100	8,813	43,939

(a) Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Farrell the amount in this column also includes personal use of the corporate aircraft. The value of the personal use of the aircraft for Mr. Farrell during 2017 was $97,919. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 96% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for all personal travel.

(b) Employees initially hired before 2008 who contribute to the 401(k) plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service.

(c) Represents each payment of lost 401(k) plan matching contribution due to IRS limits.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2017.

Name	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
			Threshold	Target	Maximum
Thomas F. Farrell, II
2017 Annual Incentive Plan(2)			$–	$1,943,740	$3,887,480
2017 Cash Performance 2-yr Transition Grant(3)			–	5,219,850	10,439,700
2017 Cash Performance 3-yr Standard Grant(3)			–	5,219,850	10,439,700
2017 Restricted Stock Grant(4)	2/03/17	1/23/17				72,802	$5,219,903
Mark F. McGettrick
2017 Annual Incentive Plan(2)			–	879,828	1,759,656
2017 Cash Performance 2-yr Transition Grant(3)			–	1,375,000	2,750,000
2017 Cash Performance 3-yr Standard Grant(3)			–	1,375,000	2,750,000
2017 Restricted Stock Grant(4)	2/03/17	1/23/17				19,178	1,375,063
Paul D. Koonce
2017 Annual Incentive Plan(2)			–	663,564	1,327,128
2017 Cash Performance 2-yr Transition Grant(3)			–	855,000	1,710,000
2017 Cash Performance 3-yr Standard Grant(3)			–	855,000	1,710,000
2017 Restricted Stock Grant(4)	2/03/17	1/23/17				11,925	855,023
Diane Leopold
2017 Annual Incentive Plan(2)			–	509,850	1,019,700
2017 Cash Performance 2-yr Transition Grant(3)			–	500,000	1,000,000
2017 Cash Performance 3-yr Standard Grant(3)			–	500,000	1,000,000
2017 Restricted Stock Grant(4)	2/03/17	1/23/17				6,974	500,036
Robert M. Blue
2017 Annual Incentive Plan(2)			–	509,850	1,019,700
2017 Cash Performance 2-yr Transition Grant(3)			–	500,000	1,000,000
2017 Cash Performance 3-yr Standard Grant(3)			–	500,000	1,000,000
2017 Restricted Stock Grant(4)	2/03/17	1/23/17				6,974	500,036

(1) On January 23, 2017, the CGN Committee approved the 2017 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and two cash performance grants (see Note 3 below). The 2017 restricted stock award was granted on February 3, 2017. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion Energy common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 3, 2017 restricted stock grant was $71.70 per share, which was Dominion Energy’s closing stock price on the grant date.

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(2) Amounts represent the range of potential payouts under the 2017 AIP. Actual amounts paid under the 2017 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his or her salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2017 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) The CGN Committee approved transitioning the performance grant from a two-year performance period to a three-year performance period. To facilitate the transition to the three-year performance period each officer received two performance grants under the 2017 LTIP. Both performance awards were granted on February 1, 2017. The 2017 standard performance grant uses a new three-year performance period and will be payable in 2020, and the 2017 transition performance grant uses a two-year performance period and will be payable in 2019. The 2017 transition performance grant is a one-time award and allows each officer to continue to maintain an annual payout opportunity under the performance grant portion of the LTIP as the company moves to a three-year performance period.

Amounts represent the range of potential payouts under the 2017 performance grants of our 2017 LTIP. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2019 for the two-year transition grant and by March 15, 2020 for the three-year standard grant depending on the achievement of performance goals for the two-year and three-year periods ending December 31, 2018 and December 31, 2019, respectively. The amount earned will depend on the level of achievement of two performance metrics: TSR—50% and ROIC—50%. TSR measures Dominion Energy’s share performance for the applicable two or three-year period relative to the TSR of the companies in the Compensation Peer Group on the grant date. ROIC goal achievement will be measured against internal goals and scored against our financial forecasts for the applicable performance period. See Exhibits 10.40 and 10.42 to Dominion Energy’s Form 10-K filed on February 27, 2018, for TSR and ROIC goals for the transition performance grant and standard performance grant, respectively.

The performance grants are forfeited in their entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for retirement, termination without cause, death or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause, is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

(4) The 2017 restricted stock grant fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion Energy for all shareholders.

46	Dominion Energy	2018 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2017. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2017.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)($)
Thomas F. Farrell, II	57,875(2)	$4,691,348
	73,181(3)	5,932,052
	72,802(4)	5,901,330
Mark F. McGettrick	15,201(2)	1,232,193
	19,221(3)	1,558,054
	19,178(4)	1,554,569
Paul D. Koonce	9,478(2)	768,287
	11,985(3)	971,504
	11,925(4)	966,641
Diane Leopold	3,252(2)	263,607
	3,576(3)	289,871
	6,974(4)	565,312
Robert M. Blue	3,252(2)	263,607
	3,576(3)	289,871
	6,974(4)	565,312

(1) The market value is based on closing stock price of $81.06 on December 29, 2017.

(2) Shares vested on February 1, 2018.

(3) Shares scheduled to vest on February 1, 2019.

(4) Shares scheduled to vest on February 1, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2017, on vested restricted stock awards. There were no option exercises by NEOs in 2017.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell, II	61,847	$4,443,707
Mark F. McGettrick	17,211	1,236,610
Paul D. Koonce	10,732	771,094
Diane Leopold	3,682	264,552
Robert M. Blue	3,682	264,552

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PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2017, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell, II	Pension Plan	22.00	$ 1,726,161
	Benefit Restoration Plan	30.00	13,519,790
	Supplemental Retirement Plan	30.00	14,200,842
Mark F. McGettrick	Pension Plan	30.00	2,777,422
	Benefit Restoration Plan	30.00	6,409,896
	Supplemental Retirement Plan	30.00	7,886,923
Paul D. Koonce	Pension Plan	19.00	1,420,006
	Benefit Restoration Plan	19.00	2,438,424
	Supplemental Retirement Plan	19.00	6,363,164
Diane Leopold	Pension Plan	22.17	1,391,868
	Benefit Restoration Plan	22.17	952,279
	Supplemental Retirement Plan	22.17	1,857,467
Robert M. Blue	Pension Plan	12.50	724,984
	Benefit Restoration Plan	12.50	670,908
	Supplemental Retirement Plan	12.50	1,508,843

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2017. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2017 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Energy Retirement Benefit Restoration Plan, Dominion Energy Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, and Blue and Ms. Leopold and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Energy Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $4,642,966 lower for Mr. Farrell and $305,703 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions. In addition, the benefit calculations for the Executive Supplemental Retirement Plan reflect that, pursuant to the terms of their individual letter agreements, the benefits for Messrs. Farrell, McGettrick and Koonce are payable for each executive’s lifetime.

Dominion Energy Pension Plan

The Dominion Energy Pension Plan (Pension Plan) is a tax-qualified defined benefit pension plan. All of the NEOs were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan. A “cash balance” formula applies to non-union employees hired on or after January 1, 2008. The “final average earnings” formula of the Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The basic pension benefit is calculated using a formula based on (i) age at retirement; (ii) final average earnings; (iii) estimated Social Security benefits; and (iv) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites, or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion Energy. These factors are then applied in a formula.

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The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service Through December 31, 2000			For Credited Service On or After January 1, 2001
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (i) a single life annuity or (ii) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

Participants in the “final average earnings” formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (2.35% in 2017). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 –23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2017, the compensation limit was $270,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2017, this limitation was the lesser of (i) $215,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Energy Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Energy Pension Plan due to the limits imposed by the Code.

A Dominion Energy employee is eligible to participate in the BRP if (i) he or she is a member of management or a highly compensated employee, (ii) his or her Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (iii) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall restoration benefit is not changed.

Participants have elected to receive the portion of the restoration benefit that accrued before 2005 as a single lump sum cash payment or in the same annuity form elected by the participant under the Pension Plan. For the portion of the benefit that accrued in 2005 or later, benefits must be paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their BRP benefits. Per his letter agreement, Mr. Farrell was granted 30 years of service when he reached age 60. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count toward determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Energy Executive Supplemental Retirement Plan.

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If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Energy Executive Supplemental Retirement Plan

The Dominion Energy ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall benefit is not changed. Effective July 1, 2013, the ESRP was closed to any new participants.

Before the plan was closed, a Dominion Energy employee became eligible to participate in the ESRP if (i) he or she was a member of management or a highly compensated employee, and (ii) he or she had been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion Energy after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion Energy with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion Energy with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

Under the ESRP, a participant has elected to receive the portion of his or her benefit that had accrued as of December 31, 2004, in a lump sum or in monthly installments. Any portion of the ESRP benefit that accrued after December 31, 2004, must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

Messrs. Farrell, McGettrick and Koonce are currently entitled to a full ESRP retirement benefit. Based on the terms of their individual letter agreements, Messrs. Farrell, McGettrick and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Ms. Leopold and Mr. Blue are eligible for a prorated ESRP retirement benefit since they both have 10 years of service with the company. Their benefit will be a prorated benefit until they reach the age of 55 at which time they will be entitled to a full ESRP retirement benefit based on a 10-year period.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion Energy. Actuarial assumptions used for the December 31, 2017, benefit calculations shown in the Pension Benefits table include a discount rate of 3.80% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 3.05% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he or she is projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Mortality rates are developed from actual and projected plan experience for postretirement benefit plans. Dominion Energy’s actuaries conduct an experience study periodically as part of the process to select a best estimate of mortality. Dominion Energy considers both standard mortality tables and improvement factors as well as the plans’ actual experience when selecting a best estimate. During 2017, Dominion Energy conducted a new experience study as scheduled and, as a result, updated its mortality assumptions. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 42%. BRP and ESRP benefits are assumed to be paid as lump sums; Pension Plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion Energy’s Administrative Benefits Committee and adjusted periodically. For 2017, a 2.75% discount rate was used to determine the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years.

50	Dominion Energy	2018 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2017)*	Aggregate Withdrawals/Distributions (as of 12/31/2017)	Aggregate Balance at Last FYE (as of 12/31/2017)
Thomas F. Farrell, II	$ –	$–	$ –
Mark F. McGettrick	–	–	–
Paul D. Koonce	152,885	–	2,189,058
Diane Leopold	–	–	–
Robert M. Blue	–	–	–

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion Energy does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for a former plan offered to Dominion Energy officers and other highly compensated employees, the Dominion Energy, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan), which was frozen as of December 31, 2004.

Frozen Deferred Compensation Plan

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vested restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) plan match contributions and transfers from several Consolidated Natural Gas Company deferred compensation plans. The Frozen Deferred Compensation Plan offers 29 investment funds for the plan balances, including a Dominion Energy Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Energy Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund. The following funds had rates of return for 2017 as follows: Dominion Energy Stock Fund, 9.91%; and Dominion Energy Fixed Rate Fund, 2.56%.

The Dominion Energy Fixed Rate Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion Energy’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion Energy assets in the trust for the Frozen Deferred Compensation Plan.

The default benefit commencement date is February 28 after the year in which the participant retires, but the participant may select a different benefit commencement date in accordance with the plan. Participants may change their benefit commencement date election; however, a new election must be made at least six months before an existing benefit commencement date. Withdrawals less than six months prior to an existing benefit commencement date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected benefit commencement date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected benefit commencement date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months’ notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (i) receive the remaining account balance in the form of a lump sum distribution or (ii) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion Energy common stock.

Dominion Energy	2018 Proxy Statement 51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion Energy has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion Energy.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and

•	The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Energy voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Energy Board before any such transaction cease to represent a majority of Dominion Energy’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•	Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.

•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.

•	Executive life insurance. Premium payments will continue to be paid by the company until the earlier of (i) the fifth anniversary of the termination date, or (ii) the later of the tenth anniversary of the policy or the date the officer attains age 64.

•	Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).

•	If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CGN Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

52	Dominion Energy	2018 Proxy Statement

INCREMENTAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides the incremental payments that would be earned by each NEO if his or her employment had been terminated, or constructively terminated, as of December 31, 2017. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell, II(4)
Retirement	$—	10,154,062	$4,136,974	$1,554,992	$—	$—	$—	$—	$15,846,028
Death/Disability	—	10,154,062	4,136,974	—	—	—	—	—	14,291,036
Change in Control(5)	512,400	6,370,668	6,302,726	—	10,496,196	—	25,000	—	23,706,990
Mark F. McGettrick(4)
Retirement	—	2,668,252	1,089,752	—	—	—	—	—	3,758,004
Death/Disability	—	2,668,252	1,089,752	—	—	—	—	—	3,758,004
Change in Control(5)	344,300	1,676,564	1,660,248	—	5,278,965	—	25,000	—	8,985,077
Paul D. Koonce(4)
Retirement	—	1,662,865	677,627	—	—	—	—	—	2,340,492
Death/Disability	—	1,662,865	677,627	—	—	—	—	—	2,340,492
Change in Control(5)	1,905,100	1,043,566	1,032,373	—	4,012,572	109,868	25,000	—	8,128,479
Diane Leopold(4)
Termination without Cause	—	614,030	396,273	—	—	—	—	—	1,010,303
Termination with Cause/Voluntary Termination	—	—	—	—	—	—	—	—	—
Death/Disability	—	614,030	396,273	—	—	—	—	—	1,010,303
Change in Control(5)	3,070,800	504,761	603,727	—	3,229,050	41,450	25,000	3,870,654	11,345,442
Robert M. Blue(4)
Termination without Cause	—	614,030	396,273	—	—	—	—	—	1,010,303
Termination with Cause/Voluntary Termination	—	—	—	—	—	—	—	—	—
Death/Disability	—	614,030	396,273	—	—	—	—	—	1,010,303
Change in Control(5)	2,585,800	504,761	603,727	—	3,229,050	40,380	25,000	3,500,809	10,489,527

(1) Grants made in 2015, 2016 and 2017 under the long-term incentive program vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $81.06 on December 29, 2017.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Messrs. Farrell and McGettrick are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Koonce is entitled to executive life insurance coverage upon termination because he is age 57 and has 10 years of service. Mr. Koonce is eligible for retiree medical upon a change in control due to the 5 years of additional age and service granted under a change in control. Ms. Leopold and Mr. Blue are not vested in their executive life insurance policies because they are not age 55, but under a change in control, the company would continue to pay premiums for five additional years. Ms. Leopold and Mr. Blue are not eligible for retiree medical benefits under a change in control because they would not have reached the age of 58 that is required for eligibility.

(4) Messrs. Farrell, McGettrick and Koonce are eligible for retirement, and this table above assumes they would each retire in connection with any termination event. Ms. Leopold and Mr. Blue are not retirement eligible but under a change in control they would be granted five years of extra age and service which would put them at the early retirement age of 55.

(5) Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2017. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, McGettrick, and Koonce) or termination without cause (Ms. Leopold and Mr. Blue). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

Dominion Energy	2018 Proxy Statement 53

EQUITY COMPENSATION PLANS

As of December 31, 2017	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by shareholders	—	$—	23,101,067 (1)(2)
Plans not approved by shareholders	—	—	944,424 (3)
Total	—	—	24,045,491

(1) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 117,281 shares.

(2) Amount also includes 104,966 shares available for issuance under the 2005 Incentive Compensation Plan (2005 Plan) to cover awards that remain outstanding under the 2005 Plan. Shares for forfeited awards are credited to the available balance.

(3) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. The Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Director Plans.

CEO Pay Ratio

This section presents required disclosure, in accordance with SEC rules, of (i) the median of the annual total compensation of all of our employees, other than our CEO, (ii) the annual total compensation of our CEO, and (iii) the ratio of (i) to (ii), sometimes referred to as the “CEO pay ratio.”

Mr. Farrell had 2017 annual total compensation of $15,495,762 as reflected in the “Total” column of the Summary Compensation Table. Our median employee’s annual total compensation for 2017 was $142,758. As a result, we estimate that the ratio of the annual total compensation of our CEO to the estimated median of the annual compensation of our employees was 109:1.

We identified our median employee from our employee population as of December 31, 2017. On that date we had approximately 16,200 employees, all of whom were employed in the United States. To determine our median employee, we chose base pay as our consistently applied compensation measure. We then conducted our analysis using a clustered sampling methodology, which divides the population into clusters or groups, to identify employees within a 1 percent range of the median. To accomplish this, we used payroll data to determine the base pay actually paid to each employee in our sample during a measurement period from January 1, 2017 through December 31, 2017. Using this methodology, we identified the median employee from the sampled group and calculated annual total compensation for that employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table on page 44. A significant portion of our median employee’s annual total compensation came from change in pension value ($52,500).

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

54	Dominion Energy	2018 Proxy Statement

ITEM 3 – ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY ON PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are asking shareholders to approve the following advisory resolution at the 2018 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

The major objectives of Dominion Energy’s executive compensation program are to attract, develop and retain an experienced and highly qualified management team; motivate and reward superior performance that supports our business and strategic plans and contributes to Dominion Energy’s long-term success; and reinforce our four core values of safety, ethics, excellence and One Dominion Energy – our term for teamwork. A focal point of the compensation program is to align the interests of our executives with those of our shareholders, customers and employees by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service.

In 2017, we continued to deliver long-term, sustainable growth and strong shareholder returns. We made significant progress on three large and environmentally beneficial growth projects and continued making the long-term investments necessary to meet our customers’ future energy needs, including building new, cleaner generation sources; strengthening and modernizing the electric grid; and replacing aging electric and natural gas infrastructure – while simultaneously achieving company-wide safety records by driving OSHA recordable and lost time/restricted duty incident rates to all-time lows. As discussed in the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 26, our executive compensation program effectively supports important business objectives and contributes to our performance:

•	We had the second highest 2018 projected price-earnings ratio in our Compensation Peer Group, as reported by Thomson Reuters.

•	We grew our dividend for the fourteenth consecutive year with an increase of 8.4% in 2017. Our best-in-class dividend growth of approximately 8% per year over the past four years outperformed the Philadelphia Stock Exchange Utility Index company dividend growth rate of approximately 4% over the same time period.

•	Our 10-year TSR substantially outperformed that of our Compensation Peer Group, the Philadelphia Stock Exchange Utility Index and the S&P 500. While our TSR has underperformed the S&P 500 for the one-, three- and five-year periods and underperformed our Compensation Peer Group and the Philadelphia Stock Exchange Utility Index for the one- and three-year periods, we believe this shorter-term TSR lag may be attributable to investor sentiment regarding our construction of several multibillion-dollar infrastructure projects.

•	2017 CEO compensation reflected our pay for performance philosophy, with long-term compensation that was paid below-target, reflecting below-target performance in our TSR results compared to our peers for the two-year period ending December 31, 2017.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our NEOs resulting from our compensation objectives, policies and practices relating to our NEOs as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the CGN Committee value the opinions expressed by Dominion Energy’s shareholders and will review the voting results in connection with their ongoing assessment of Dominion Energy’s executive compensation program.

Your Board of Directors recommends that you vote FOR this proposal.

Dominion Energy	2018 Proxy Statement 55

SHAREHOLDER PROPOSALS

Dominion Energy has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2018 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of the proponents of each proposal will be furnished to any shareholder upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in each opposing statement.

Item 4 – Report on Methane Emissions

WHEREAS: Research indicates methane leaks from gas operations could erase the climate benefits of reducing coal use. Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 84 times that of carbon dioxide over a 20 year period. Leaked methane represented 30 billion dollars of lost revenue (3 percent of gas produced) in 2012 according to a 2015 Rhodium Group study. Yet, an October 2016 study published in Nature indicates methane emissions from the oil and gas sector are 20 to 60 percent higher than previously thought.

While utilities are increasingly reliant on the safe, reliable, and efficient delivery of gas along the value chain, the 2015 failure of a gas injection well at Southern California Gas Company’s Aliso Canyon Storage Field in Los Angeles revealed major vulnerabilities in the maintenance and safety of natural gas storage facilities. The incident exposed both a lack of oversight and contingency planning for a well blowout.

The casing failure of well SS-25 precipitated the release of over 100,000 tons of methane into the atmosphere, resulting in the relocation of 8,000 families and jeopardizing California’s mitigation objectives under the state’s climate law AB-32. Relocation, clean up, well containment, and litigation costs have soared to over 800 million dollars to date, with criminal filings and civil lawsuits still pending against SoCal Gas.

There are over 400 gas storage facilities around the country. According to the Energy Information Administration, over 80 percent of these facilities are also located in depleted oil wells, many drilled decades ago. Dominion has storage facilities that may face similar risks to Aliso Canyon, as it is estimated to hold the third highest volume of natural gas in the country.

In response to Aliso Canyon, the Pipeline and Hazardous Materials Safety Administration has recommended minimum federal safety standards for previously unregulated underground gas storage facilities. A failure by companies to proactively inspect, monitor, and upgrade critical transportation and storage infrastructure with the aim of reducing methane emissions may invite more rigorous regulations, particularly at the state level.

Poor oversight of gas infrastructure, including storage facilities, has a direct economic impact on Dominion, as lost gas is not available for sale. We believe a strong program of measurement, mitigation, target setting and disclosure reduces regulatory and legal risk, maximizes gas for sale, and bolsters shareholder value.

RESOLVED: Shareholders request Dominion issue a report (at reasonable cost, omitting proprietary information) reviewing the Company’s policies and plans to measure, monitor, mitigate, and set quantitative reduction targets for methane emissions resulting from natural gas storage assets.

SUPPORTING STATEMENT: We believe the report should include the leakage rate as a percentage of production, throughput, and/or stored gas; management of high risk storage infrastructure; reduction targets; and methods to track progress over time. Best practice strategy would utilize real-time measurement and monitoring.

56	Dominion Energy	2018 Proxy Statement

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The Board of Directors believes that preparation of the report called for by the proposal is unnecessary and would result in an inefficient use of corporate resources in view of the reporting and other actions that Dominion Energy has already taken with respect to its methane emissions. Dominion Energy recognizes the importance to our shareholders of minimizing methane releases from our natural gas systems, including our storage assets, from an environmental, safety and cost perspective. We have been actively engaged for many years in managing and reducing methane emissions from all of our natural gas facilities. In 2015, we published our first comprehensive Methane Management Report (the Report) that discusses our active efforts to manage methane emissions from our natural gas systems through measurement, mitigation and disclosure. An updated report is expected to be available in March 2018 on Dominion Energy’s website at www.dominionenergy.com/community/environment/environmental-reports-and-data.

The Report provides detailed emissions metrics, including methane emissions generated by Dominion Energy and certain of its subsidiaries that are reported under the Environmental Protection Agency’s (EPA) Greenhouse Gas Reporting Program and additional emissions that we inventory and voluntarily make public. These emissions include leaks from equipment at storage fields that we are required to report under the EPA program, and from storage facilities with compressor stations that we are not required to report to the EPA. In the Report, we list steps that Dominion Energy has taken to mitigate and reduce methane emissions and leaks at its operations, including through implementation of best management practices for new construction and existing pipeline operations, and provide descriptions of each of these mitigation measures. By 2016, these measures have resulted in cumulative reductions of about 5.8 billion cubic feet of methane emissions since 2008, according to estimates from the EPA. This is equivalent to 108.6 thousand metric tons of methane and 2.7 million metric tons of carbon dioxide equivalent.

The Report discusses Dominion Energy’s active role with the EPA and other participants in the development of, and efforts to enhance, the EPA’s Natural Gas STAR program, which includes methane emissions reduction measures for natural gas escaping from gas infrastructure. We are a founding member of, and a voluntary participant in, the EPA’s Methane Challenge Program, the next generation of the EPA’s Natural Gas STAR Program, which covers the entire natural gas value chain from production to distribution, with an emphasis on greater transparency and increased reporting for both annual methane emissions and methane emission reductions achieved through implementation measures. The Report discloses the commitments made by our subsidiaries under the Best Management Practice option of the Methane Challenge Program and the corresponding 2016 accomplishments. In 2018, the company is also participating in the CDP climate survey which contains disclosures relating to methane management, strategy and risk.

The most recent update to the Report also includes information specifically relating to our natural gas storage assets. A small portion of our wells are monitored real time by differential pressure. The remaining are being proactively inspected and addressed through our storage integrity program, further described in our updated Report. In addition to providing information on our storage facilities, the Report describes our proactive storage well integrity program, which includes regular inspections and well electronic surveillance logging, allowing us to monitor any well casing integrity issues and quickly perform downhole repairs as necessary to prevent methane leaks. The Report also describes the site specific emergency plans to address a storage well emergency and our overall underground storage risk management strategy. Our long-standing operational procedures also meet all requirements of the interim regulations issued by the Pipeline and Hazardous Materials Safety Administration that became effective in January 2017 with respect to natural gas storage, and include requirements for storage well integrity.

Dominion Energy believes in transparency with respect to our methane emissions. We also set voluntary targets to reduce our emissions, and report our results both to the EPA and the public. We believe we have already provided in the Report (and our other public reports and disclosures) appropriate disclosures to our shareholders regarding our methane emissions, including from our natural gas storage assets. We are exploring how to enhance our reporting with the inclusion of a methane leakage rate. However, we believe that in order for any such disclosure to be meaningful, it must be derived through a consistently understood process and there is currently no industry or EPA standard for reporting storage leaks as a function of production, throughput and/or stored gas. We believe that preparing an additional report as requested by the proponents, in addition to our current Report and other disclosures already being made, would be an inefficient use of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Energy	2018 Proxy Statement 57

Item 5 – Shareholder Right To Act by Written Consent

Proposal 5 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic won impressive 46%-support at a previous Dominion Energy annual meeting. Plus this 46%-vote would have been still higher (above 51%) if small shareholders had the same access to corporate governance information as large shareholders.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

This proposal is more important at Dominion because Dominion shareholders do not have the full right to call a special meeting that is available under state law. Written consent would give shareholders greater standing to have input in improving the makeup of our board of directors after the 2018 annual meeting.

For instance, our CEO was not overseen by an independent chairman. And our CEO received up to 6-times the negative votes as other directors. To compound matters we did not have the best-qualified Lead Director (a position with limited special oversight of our CEO). Lead Director John Harris had 18-years long-tenure. Long-tenure can impair the independence of a director. The Lead Director should have the greatest independence of any director or should give up that role. This seems to resonate since Mr. Harris received up to 17-times the negative votes of other directors.

Michael Szymanczyk was an inside-related director on our audit committee – a role that demands heightened independence. Serious consideration should be given to disqualifying an inside-related director from our audit committee. Our board refreshment process had a problem with Susan Story joining the board in 2017 and receiving up to 7-times the negative votes of other directors.

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent – Proposal 5

58	Dominion Energy	2018 Proxy Statement

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The Board believes that the implementation of this proposal is unnecessary and is not in the best interests of Dominion Energy’s shareholders. Dominion Energy has an existing Bylaw provision that provides shareholders holding 25% or more of the company’s outstanding common stock with the right to call special meetings. The Board believes that this provision offers a transparent and equitable mechanism for shareholders to raise matters for consideration by the company outside of the setting of annual meetings and special meetings called by the Board. Permitting action by written consent would enable a limited group of shareholders to act without the same required transparency to all shareholders. Specifically, the proposal could allow a dissident shareholder group to disenfranchise other shareholders – particularly our many smaller shareholders – by sidestepping a full debate of the merits or consequences such a proposed action presents.

All Dominion Energy shareholders have the opportunity to participate either in person or by proxy at the annual meeting or at special meetings called to consider specified actions. Shareholders have the ability at an annual or special meeting to present appropriate proposals of their own, and to nominate individuals of their choosing to become members of the Board using either the proxy access right now available under our bylaws or traditional methods. Shareholder meetings (whether annual or special) offer important protections and advantages that are absent from the written consent process. Some of the protections and advantages of shareholder meetings are as follows:

•	The meeting and shareholder vote take place in an open manner on a specified date that is publicly announced in advance, giving all interested shareholders a chance to express their views and cast their votes.

•	The meeting provides shareholders with a forum for open discussion and consideration of the merits of the proposed shareholder action.

•	Accurate and complete information about the proposed shareholder action is publicly distributed in a proxy statement provided to all shareholders well before the meeting.

•	The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a shareholder meeting.

In addition, there has been recent legislative activity in Virginia that may affect the applicable law in this area. Under these bills, Dominion Energy would not be able to provide a less than unanimous written consent option unless the Board raises the threshold required to call a special meeting above 30% of the shareholders. The Board does not believe that increasing the current threshold of 25% in order to provide a less transparent, disenfranchising written consent right would be in the best interests of shareholders.

We are proud to have in place strong corporate governance practices that promote board accountability and protect the interests of our shareholders that include a declassified, annually elected board of directors, a majority voting standard for the election of directors and a proxy access right for director nominations, in addition to the special meeting right.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Energy	2018 Proxy Statement 59

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Energy common stock as of March 2, 2018, and are therefore eligible to vote at the 2018 Annual Meeting. These materials allow you to exercise your right to vote at the 2018 Annual Meeting and provide you with important information about Dominion Energy and the items to be presented for a vote at this meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to shareholders. On or around March 23, 2018, we began mailing the Notice to certain shareholders of record as of March 2, 2018, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2018 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board for the 2018 Annual Meeting. By signing and returning it, you will be designating two non-employee directors of the Board and Dominion Energy’s Corporate Secretary as proxies to vote your shares at the 2018 Annual Meeting based on your direction. You also may designate your proxies and direct your votes by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion Energy common stock at the close of business on the record date of March 2, 2018, may vote. Each share of Dominion Energy common stock is entitled to one vote on each matter properly brought before the 2018 Annual Meeting. There were 651,603,531 shares of Dominion Energy common stock outstanding on March 2, 2018.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 12 director nominees named in this Proxy Statement;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2018;

•	Advisory vote on approval of executive compensation (Say on Pay);

•	Two shareholder proposals, if properly presented; and

•	Other business properly presented at the meeting.

Your Board is soliciting this proxy for the 2018 Annual Meeting and recommends that you vote FOR each of the 12 director nominees named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2018, and FOR the approval of, on a non-binding, advisory basis, the executive compensation of those executive officers named in this Proxy Statement.

Your Board recommends that you vote AGAINST both of the shareholder proposals presented in this Proxy Statement.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. If an incumbent nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. All other items on the agenda will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditor. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

60	Dominion Energy	2018 Proxy Statement

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, NYSE rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditor. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), or on either of the shareholder proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

Will any other matters be voted on at the 2018 Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2018 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2018 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

How do I vote my shares?

Your voting method depends on whether you are a Shareholder of Record, Beneficial Owner or participant in one of Dominion Energy’s employee savings plans.

Shareholders of Record

If your shares are registered directly in your name on Dominion Energy’s records (including any shares held in Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion Energy.

•	If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 11:59 p.m., Eastern Time on May 8, 2018.

•	If you attend the 2018 Annual Meeting, you may vote your shares in person. For admission requirements, please see How do I attend the 2018 Annual Meeting in person? on page 62.

•	You may revoke your proxy and change your vote before the 2018 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the 2018 Annual Meeting.

•	If you properly vote your proxy by one of the methods listed above, all shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided by the institution that holds your shares.

•	To vote in person at the 2018 Annual Meeting, you must present a government-issued photo identification, your Admission Ticket and a legal proxy provided by the institution that holds your shares. For admission requirements, please see How do I attend the 2018 Annual Meeting in person? on page 62.

•	If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2018 Annual Meeting. Please see What is discretionary voting by brokers? above.

Dominion Energy Employee Savings Plan Participants

If your shares are held under one of Dominion Energy’s employee savings plans (the Plans), you are considered the “Beneficial Owner” of shares held in your Plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	Only the Trustee can vote your Plan shares. To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 11:59 p.m., Eastern Time on May 2, 2018.

Dominion Energy	2018 Proxy Statement 61

•	You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Plan Trustee, Corporate Election Services, Inc., at P.O. Box 125, Pittsburgh, PA 15230-0125.

•	The Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The Trustee will keep your vote confidential. Under the terms of the Plans, you are not allowed to vote your own Plan shares, even if you attend the meeting in person.

•	If you do not vote your Plan shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

How many shares must be present to hold the 2018 Annual Meeting?

In order for us to conduct the 2018 Annual Meeting, a majority of the shares outstanding on the record date of March 2, 2018, must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2018 Annual Meeting in person or if you submit a properly executed proxy by mail, Internet or telephone.

Do I have to attend the 2018 Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion Energy shareholders participate by voting, regardless of the number of shares owned.

How do I attend the 2018 Annual Meeting in person?

If you plan to attend the 2018 Annual Meeting, you must request and obtain an Admission Ticket in advance. Please submit your request for an Admission Ticket on or before May 2, 2018, by emailing a request to shareholderrelations@dominionenergy.com or contacting Dominion Energy Shareholder Services at (800) 552-4034. You will need to provide the following information with your request:

•	Your name, mailing address and email address;

•	Whether you need special assistance at the meeting; and

•	If your shares are held for you in the name of your broker, bank or other Shareholder of Record, evidence of your stock ownership as of March 2, 2018 (such as a current letter from your broker or bank or a photocopy of a current brokerage or other account statement).

You will need both the Admission Ticket and a government-issued photo identification to enter the 2018 Annual Meeting. An authorized proxy must also present an Admission Ticket, a government-issued photo identification and proof that he or she is an authorized proxy of a shareholder. Admission tickets are nontransferable.

For safety and security reasons, video and still cameras, recording equipment, electronic devices (including cell phones, smartphones, tablets, laptops, other portable electronic devices, etc.), large purses or bags, briefcases and packages will not be permitted in the 2018 Annual Meeting, other than for company-authorized purposes. Security measures may include bag and hand-wand searches. Rules of the meeting will be printed on the back of the agenda given to you at the 2018 Annual Meeting. We thank you in advance for your patience and cooperation with these rules.

Will seating be limited at the 2018 Annual Meeting?

Yes. Seating will be limited and shareholders will be admitted on a first-come, first-served basis. Admission will begin one hour before the start of the meeting.

Will shareholders be given the opportunity to ask questions at the 2018 Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion Energy will pay for the cost of this proxy solicitation. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2018 Annual Meeting.

62	Dominion Energy	2018 Proxy Statement

Can I access the Notice of Annual Meeting, 2018 Proxy Statement, 2017 Summary Annual Report and 2017 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dominionenergy.com/proxy or at the website address provided on your proxy card or voting instructions.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion Energy the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion Energy that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Energy, Inc., Shareholder Services, P.O. Box 26532, Richmond, Virginia 23261; by calling us at (800) 552-4034; or by emailing us at shareholderrelations@dominionenergy.com. If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2018 Proxy Statement, 2017 Summary Annual Report and 2017 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact Shareholder Services as shown above. Beneficial Owners of shares should contact the institution that holds the shares regarding combined mailing.

OTHER INFORMATION

How to Contact Us

Our Directors. Shareholders and other stakeholders can communicate with our non-management directors individually, including our Lead Director or committee chairs, or as a group or Board committee by sending correspondence by email by using the form at www.dominionenergy.com/investors/governance/contact-the-board. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. Correspondence may also be sent by mail to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia, 23261.

The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications sent to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual directors, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or material of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Investor Relations. Reach out to our Investor Relations team at any time at investor.relations@dominionenergy.com.

Shareholder Services (Transfer Agent). Broadridge Corporate Issuer Solutions, Inc. (Broadridge) is the transfer agent, registrar and dividend paying agent for Dominion Energy’s common stock and is the administrator for Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan. For transfer agent matters, shareholders may communicate with Dominion Energy through Broadridge by writing to Dominion Energy Shareholder Services, c/o Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717, by calling Dominion Energy Shareholder Services care of Broadridge at (800) 552-4034 or by sending an email to shareholder@broadridge.com. Additional information regarding Dominion Energy Shareholder Services can be found at www.dominionenergy.com/investors/shareholder-services.

Dominion Energy	2018 Proxy Statement 63

Corporate Governance Materials Available on our Website

On our website, www.dominionenergy.com/investors, under the heading “Governance,” you can find, among other things:

•	Information regarding the current members of our Board;

•	Code of Ethics and Business Conduct;

•	Description of each of our Board committees (Audit, CGN, and FROC), as well as each committee’s current charter and members;

•	Articles of Incorporation;

•	Bylaws;

•	Related party transaction guidelines; and

•	Information related to our political contributions and lobbying activities

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia 23261. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings with the SEC.

Shareholder Engagement

The company’s management engages with shareholders on a variety of topics throughout the year to solicit input, answer questions and provide perspective on the company’s policies and practices. These engagements typically cover governance, compensation, environmental, sustainability, and other current and emerging issues that are viewed important by our shareholders. Shareholder feedback from these engagements is considered by the company, provided to the Board on a regular basis and reflected in enhancements to policies and practices.

Compensation Committee Interlocks and Insider Participation

No member of the CGN Committee has served as an officer or employee of Dominion Energy at any time. No Dominion Energy executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion Energy’s CGN Committee or Board of Directors serves as an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act, for the fiscal year ended December 31, 2017, with the exception of two late filings for Mr. Harris due to an inadvertent clerical error. A Form 4 was filed in February 2018 to report two separate transactions that occurred on June 14, 2017 and November 6, 2017, which resulted in changes in beneficial ownership.

Code of Ethics and Business Conduct

The company has a Code of Ethics and Business Conduct that applies to our Board, our principal executive, financial and accounting officers, and all other employees, and can be found at www.dominionenergy.com/investors/governance/governance-guidelines. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this web address.

Certain Relationships and Related Party Transactions

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interests arising out of financial transactions, arrangements and relationships between Dominion Energy and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion Energy’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion Energy (and/or any of its consolidated subsidiaries) is a participant and in which a related person has or will have a direct or indirect material interest. The full text of the guidelines can be found at www.dominionenergy.com/investors/governance/governance-guidelines.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered in determining the significance of the information to investors.

64	Dominion Energy	2018 Proxy Statement

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion Energy and a related person that fall within such categories will not result in the related person having a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and, therefore, are not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may approve or ratify only those related party transactions that are in, or are not inconsistent with, the best interests of Dominion Energy and its shareholders and that are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2017, there have been no related party transactions that were required either to be approved or ratified under Dominion Energy’s related party transaction guidelines or reported under the SEC’s related party transaction rules.

During 2017, Mr. Thomas P. Wohlfarth, the spouse of Ms. Diane Leopold, was employed by Dominion Energy’s services company as Senior Vice President, Regulatory Affairs. Mr. Wohlfarth received aggregate compensation of approximately $1,069,900, consisting of salary, annual and long-term incentive plan payouts, restricted stock (including dividend payments) and other benefits. His compensation and benefits are consistent with the company’s overall compensation principles based on his years of experience, performance and position within the company. The transaction involving the compensation paid to Mr. Wohlfarth was reviewed and approved by the CGN Committee in accordance with Dominion Energy’s related party transaction guidelines.

During 2017, Mr. Paul Jibson, the son of Mr. Ronald W. Jibson, was employed by Dominion Energy Wexpro Services Company, a subsidiary of Dominion Energy. Mr. Paul Jibson received compensation in 2017 of approximately $152,700, consisting of salary, annual incentive payout, dividend payments on unvested restricted stock and other benefits. The transaction involving the compensation paid to Mr. Paul Jibson was reviewed and approved by the CGN Committee in accordance with Dominion Energy’s related party transaction guidelines.

During 2017, two providers of asset management services to Dominion Energy were also beneficial owners of at least 5% of Dominion Energy common stock: The Vanguard Group (Vanguard) and Capital Research Global Investors (Capital Research). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•	Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $510,700 in fees for such services for 2017.

•	Affiliates of Capital Research provided asset management services to the company’s pension plan and various trusts associated with the company’s employee benefit plans and received approximately $1,638,400 in fees for such services for 2017.

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved in accordance with Dominion Energy’s related party transaction guidelines.

Dominion Energy	2018 Proxy Statement 65

Proposals and Business by Shareholders

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2019 PROXY STATEMENT

If you wish to submit a proposal for possible inclusion in the 2019 Proxy Statement, Dominion Energy’s Corporate Secretary must receive it no later than 5 p.m., Eastern Time, on November 23, 2018. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the 2019 Proxy Statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

SHAREHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN THE 2019 PROXY STATEMENT

In addition, we have adopted a proxy access right to permit, under certain circumstances, a shareholder or a group of shareholders to include in our annual meeting proxy statement director candidates that they have nominated. These proxy access provisions in our Bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include director candidates in our annual meeting proxy statement must own, in the aggregate, at least 3% of the company’s outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of 20% of our Board or two directors. Shareholder(s) and the nominee(s) must satisfy the other requirements outlined in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than October 24, 2018 and no later than 5 p.m., Eastern Time, on November 23, 2018. Please refer to our Bylaws for the complete proxy access requirements.

SHAREHOLDER DIRECTOR NOMINATION AND OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2019 ANNUAL MEETING NOT INCLUDED IN THE 2019 PROXY STATEMENT

To nominate a director at the 2019 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include information contained in the company’s Bylaws.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2019 Annual Meeting, Dominion Energy’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2018 Annual Meeting. This means that for the 2019 Annual Meeting, your notice must be delivered, or mailed and received, between January 9, 2019, and February 8, 2019, and must contain the information specified by our Bylaws regarding each matter, including:

•	A brief description of the business you wish to bring before the 2019 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion Energy’s records;

•	The number of shares of stock that you, and any associated person of yours, beneficially own, including a description of any agreement, arrangement or understanding relating to such shares, and a written agreement by you to update and supplement this information as of the record date for the 2019 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

66	Dominion Energy	2018 Proxy Statement

APPENDIX A

Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP)

(MILLIONS, EXCEPT PER SHARE AMOUNTS)	2016	2017
Reported Earnings (GAAP)	$2,123	$2,999
Adjustments to reported earnings(1):
Pre-tax loss (income)	359	235
Income tax	(135)	(945)
	224	(710)
Operating Earnings (non-GAAP)	$2,347	$2,289
Earnings per common share – diluted:
Reported Earnings (GAAP)	$3.44	$4.72
Adjustments to reported earnings (after-tax)	0.36	(1.12)
Operating Earnings (non-GAAP)	$3.80	$3.60

(1) Adjustments to reported earnings are reflected in the following table:

	2016	2017
Pre-Tax loss (income):
Future ash pond and landfill closure costs	$197	$—
Merger-related transaction and transition costs	74	72
Charges associated with equity method investments in wind-powered generation facilities	—	158
Other items	88	5
	$359	$235
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings	$(123)	$(94)
Other income tax adjustments(2)	(12)	(851)
	$(135)	$(945)

(2) Federal tax reform enacted in December 2017 reduced the corporate income tax rate from 35% to 21%, effective 1/1/2018. Deferred taxes are required to be measured at the enacted rate in effect when they are expected to reverse. As a result, deferred taxes were re-measured to the 21% rate. For regulated entities, where the reduction in deferred taxes is expected to be recovered or refunded in future rates, the adjustment was recorded to a regulatory asset or liability instead of income tax expense.

Consolidated operating earnings is a financial measure that is not required by, or presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as reported earnings, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used at other companies.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy’s management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Dominion Energy	2018 Proxy Statement 67

Dominion Energy, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

www.dominionenergy.com

Dominion Energy, Inc. Annual Meeting of Shareholders
9:30 a.m. ET, Wednesday, May 9, 2018 Greater Richmond Convention Center 403 North 3rd Street Richmond, Virginia 23219
2018 PROXY CARD
It is important that your shares are represented at the Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to vote your shares over the Internet OR by telephone in accordance with the instructions provided OR by completing and mailing the proxy card below.
Use one of the voting methods below up until 11:59 p.m. Eastern Time on May 8, 2018, or May 2, 2018 for shares held in one of the Employee Savings Plans sponsored by Dominion Energy, Inc.
Electronic Voting Instructions Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy in by mail.
Vote by Internet
Go to www.cesvote.com
Or scan the QR code with your smartphone
Follow the steps listed on the secure website
Vote by Telephone
• Call toll-free 1-888-693-8683 using a touch-tone telephone
• Follow the instructions provided by the recorded message
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Election of Directors—The Board of Directors recommends a vote FOR each of the director nominees.
1. Election of Directors. The nominees are:
For Against Abstain For Against Abstain For Against Abstain
01-William P. Barr 05-John W. Harris 09-Pamela J. Royal, M.D. 02-Helen E. Dragas 06-Ronald W. Jibson 10-Robert H. Spilman, Jr. 03-James O. Ellis, Jr. 07-Mark J. Kington 11-Susan N. Story 04-Thomas F. Farrell, II 08-Joseph M. Rigby 12-Michael E. Szymanczyk
Management Proposals—The Board of Directors recommends a vote FOR Items 2 and 3.
For Against Abstain For Against Abstain
2. Ratification of Appointment of 3. Advisory Vote on Approval of Executive Independent Auditor for 2018 Compensation (Say on Pay)
Shareholder Proposals—The Board of Directors recommends a vote AGAINST Items 4 and 5.
For Against Abstain For Against Abstain
4. Shareholder Proposal Regarding 5. Shareholder Proposal Regarding Share-a Report on Methane Emissions holder Right to Act by Written Consent
Signature                Signature (if held jointly)                Date

ATTENDING THE MEETING
Please follow the instructions set forth in the proxy statement to attend the 2018 Annual Meeting and request an Admission Ticket. In order to attend the 2018 Annual Meeting, you must request an Admission Ticket on or before May 2, 2018 by contacting Dominion Energy Shareholder Services at 1-800-552-4034 or by emailing shareholderrelations@dominionenergy.com. Shareholders who attend the meeting must present an Admission Ticket and government-issued photo identification.
Directions to the 2018 Annual Meeting are available at www.dominionenergy.com/proxy.
DOMINION ENERGY, INC. Annual Meeting of Shareholders Wednesday, May 9, 2018 9:30 a.m. ET
This Proxy is solicited on behalf of the Board of Directors
In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints John W. Harris, William P. Barr and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 9, 2018, and at any and all adjournments.
This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” each of the 12 director nominees named in Item 1, “FOR” Items 2-3, and “AGAINST” Items 4-5.
This card also serves as voting instructions to the Trustee of each of the Employee Savings Plans sponsored by Dominion Energy, Inc. (the Employee Savings Plans). This card, when properly executed, directs the Trustee to vote the Dominion Energy shares related to your Employee Savings Plan account at such Annual Meeting indicated on the reverse side. If this card is returned signed with no direction given or is not returned at all, your shares will be voted by the Trustee as directed by an independent fiduciary hired by the Plan Administrator. All voting instructions will be kept confidential. You may not vote your Employee Savings Plan shares at the Annual Meeting. The Trustee must vote your Employee Savings Plan shares and receive your proxy instructions no later than 11:59 p.m., Eastern Time, on Wednesday, May 2, 2018, to be counted in the final tabulation.
(This card must be signed and dated on the other side)